     As filed with the Securities and Exchange Commission on June 4, 1996

                                                    Registration No. 333-02849

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          GEOTEK COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
                        (State or other jurisdiction of
                        incorporation or organization)

                                  22-2358635
                    (I.R.S. Employer Identification Number)

                                 20 Craig Road
                          Montvale, New Jersey 07645
                                (201) 930-9305
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              -----------------

                             Robert Vecsler, Esq.
                         General Counsel and Secretary
                          Geotek Communications, Inc.
                                 20 Craig Road
                          Montvale, New Jersey 07645
                                (201) 930-9305
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                With a copy to:

                           Stephen T. Burdumy, Esq.
                           Todd L. Silverberg, Esq.
                  Klehr, Harrison, Harvey, Branzburg & Ellers
                              1401 Walnut Street
                            Philadelphia, PA 19102
                                (215) 568-6060
Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                        ------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
|_|


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans. Check the following box. |X|


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of each class of securities to be            Amount to be      Proposed            Proposed             Amount of
registered                                         registered        Maximum             Maximum              Registration
                                                                     Aggregate Price     Aggregate            Fee
                                                                     Per Unit            Offering Price
===================================================================================================================================
12% Senior Subordinated Convertible Notes         $75,000,000           100%             $75,000,000          $25,862.07(1)
Due 2001
===================================================================================================================================
Common Stock, par value $ .01 per share,          $75,000,000(2)         --                   --                   --
issuable upon conversion of the Notes                  (3)
===================================================================================================================================
Common Stock, par value $ .01 per share            15,303,461(3)      $13.25(4)        $168,626,107.50         $58,146.93(6)
                                                                                             (5)
===================================================================================================================================

(1) Previously paid at the time of the original filing of this Registration Statement.

(2) No additional consideration will be received by the Registrant for this Common Stock. Therefore, pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the "Securities Act"), no additional fee is payable for the registration of such Common Stock.

(3) Pursuant to Rule 416 of the Securities Act, this Registration Statement also registers any and all shares of Common Stock issued with respect to such securities as a result of stock splits, stock dividends and anti-dilution provisions.

(4) Based on the closing sale price of the Registrant's Common Stock as reported on The NASDAQ National Market ("NNM") on May 29, 1996. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act.

(5) Based on the sale of (i) 10,116,963 shares of the Registrant's Common Stock at $9.875 (the closing sale price of the Registrant's Common Stock as reported on NNM on April 24, 1996 which was utilized in connection with the original filing of this Registration Statement) and
       (ii) 5,186,498 shares of the Registrant's Common Stock at $13.25 (the closing sale price of the Registrant's Common Stock as reported on NNM on May 29, 1996 utilized in connection with the filing of this Amendment No. 1 to the Registration Statement). Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act.

(6) $34,450.00 of such fee was previously paid at the time of the original filing of this Registration Statement.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

===============================================================================

                          GEOTEK COMMUNICATIONS, INC.

        $75,000,000 Aggregate Principal Amount 12% Senior Subordinated
                          Convertible Notes due 2001

                          $75,000,000 of Common Stock

                       15,303,461 Shares of Common Stock

         This prospectus concerns the offer and sale by certain Selling Shareholders (as described herein), from time to time, of $75.0 million aggregate principal amount of 12% Senior Subordinated Convertible Notes due 2001 (the "Notes") and up to an aggregate of $75.0 million of the common stock, par value $. 01 per share ("Common Stock"), issuable upon conversion of the Notes, (the "Note Shares") of Geotek Communications, Inc., a Delaware Corporation (the "Company"). This prospectus also covers the issuance and sale to holders of the Notes of the Note Shares upon conversion of the Notes.

         The Notes were issued and sold on March 5, 1996 and March 20, 1996 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Notes represent all of the Notes issuable under an indenture (the "Indenture") dated March 5, 1996 between the Company and The Bank of New York, as trustee (in such capacity, the "Trustee"). Each Note is in the principal amount of $1,000 and, beginning on the first anniversary of the issuance date of the Notes, is convertible into shares of the Company's common stock, par value $.01 per share ("Common Stock"), at a conversion price equal to the lower of (i) $9.50 per share and
(ii) the weighted average market price of a share of Common Stock for the ten Trading Day (as defined herein) period immediately following the 90th day after the issuance date of the Notes, but shall in no event be less than $8.25 per share. The conversion price is subject to adjustment under certain circumstances as set forth herein. Cash interest on the Notes is payable semiannually on February 15 and August 15, commencing August 15, 1996. The Notes mature on February 15, 2001 and are redeemable prior to February 15, 1999. On or after February 15, 1999, the Notes are redeemable at the Company's option, in whole or in part, at the price set forth herein plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or after September 1, 1997, the Company may, at its option, require the conversion of all, but not less than all, of the then outstanding Notes into Common Stock at the conversion price then in effect if the Closing Price (as defined herein) of the Common Stock for 20 of the 30 Trading Days (as defined herein) and for the five Trading Days immediately preceding the expiration of a Mandatory Conversion Calculation Period (as defined herein) equals or exceeds 160% of the conversion price then in effect. In the event of a Change of Control (as defined herein), each holder of a Note may require the Company to repurchase all of such holder's Notes at a price equal to 101% (or 100% in the case of certain Changes of Control) of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, although there can be no assurance that the Company will have sufficient resources to effect such a repurchase.

                                                      (continued on next page)

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from General Counsel, Geotek Communications, Inc., 20 Craig Road, Montvale, New Jersey 07645, (201) 930-9305.

           SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                        -----------------------------

  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE

                         -----------------------------

                 The date of this Prospectus is June 4, 1996.

         The Notes are unsecured senior subordinated obligations of the Company that rank senior in right of payment to all subordinated indebtedness of the Company. The Notes rank pari passu in right of payment to all existing and future senior subordinated indebtedness of the Company and subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Indenture under which the Notes were issued permits the Company and its subsidiaries to incur additional indebtedness under certain circumstances. See "Description of the Notes."

         The Notes have no established trading market and may not be widely distributed. Smith Barney Inc. (the "Initial Purchaser") has advised the Company that it may, from time to time, act as a broker or dealer with respect to trading of the Notes; however, it is not obligated to so do and any such activity may be discontinued at any time. Therefore, there can be no assurance that an active market for the Notes will develop. If such a trading market develops for the Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the Notes may trade at a discount from their face value. See "Risk Factors-Lack of Public Market for Notes; Liquidity." The Notes may be sold by the Selling Securityholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Securityholders will receive all of the net proceeds from the sale of the Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Notes. The Selling Securityholders and any broker-dealers, agents or underwriters which participate in the distribution of the Offered Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them or purchase by them of the Notes at a price less than the initial price to the public may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

         This Prospectus also concerns the offer and sale by certain Selling Shareholders, from time to time, of an aggregate of 9,285,500 shares of Common Stock (the "Vanguard Shares"). Of such 9,285,500 shares: (i) 2,500,000 shares of Common Stock were issued by the Company on February 23, 1994 to Vanguard Cellular Systems, Inc. ("Vanguard"); (ii) 300,000 shares of Common Stock were issued by the Company on each of February 23, 1995 and February 23, 1996 to Vanguard pursuant to the terms of a Management Consulting Agreement (the "Management Agreement");(iii) an additional 300,000 shares of Common Stock are issuable by the Company to Vanguard pursuant to the Management Agreement on each of February 23, 1997, 1998 and 1999; and (iv) an aggregate of 5,285,500 shares of Common Stock are issuable by the Company to Vanguard upon the exercise of options granted to Vanguard on February 23, 1994 (the "Vanguard Options"). The Vanguard Options contain the following terms: (i) the Series A Vanguard Option entitles Vanguard to purchase an aggregate of 1,000,000 shares of Common Stock and is exercisable, at any time and from time to time, prior to September 1, 1996 (the "Series A Expiration Date") at an exercise price of $15.00 per share, subject to adjustments; (ii) the Series B Vanguard Option entitles Vanguard to purchase an aggregate of 1,714,200 shares of Common Stock and is exercisable, at any time and from time to time, prior to September 1, 1996 (the "Series B Expiration Date") at an exercise price of $16.00 per share, subject to adjustments, provided, however, that Vanguard in its sole discretion has the right, at any time prior to the Series B Expiration Date, to extend such expiration date to March 1, 1997, subject to an adjustment of the then applicable exercise price; and (iii) the Series C Vanguard Option entitles Vanguard to purchase an aggregate of 2,571,300 shares of Common Stock and is exercisable at any time and from time to time, prior to the earlier of the (a) first anniversary of the Series B Expiration Date as the same may have been extended, (b) if the Series A Option shall expire without being exercised in full, the Series A Expiration Date and (c) if the Series B Option shall expire without being exercised in full, the Series B Expiration Date, as the same may have been extended (the "Series C Expiration Date") at an exercise price of $17.00 per share, subject to adjustment, provided, however, that Vanguard in its sole discretion has the right, at any time prior to the Series C Expiration Date, to extend such expiration date by six months, subject to an increase in the then applicable exercise price. The Vanguard Options are exercisable, at the election of Vanguard, either in full or from time to time in part prior to the applicable expiration date; provided, however, that (i) if the Series A Option is not exercised in full prior to the Series A Expiration Date, then the Series B Option and Series C Option shall immediately terminate and (ii) if the Series B Option is not exercised in full prior to the Series B Expiration Date (as the same may have been extended) the Series C Option shall immediately terminate. If Vanguard fails to exercise any of the Vanguard Options, then the Management Agreement will immediately terminate. If Vanguard exercises the Series C Option in full prior to February 23, 1998, then the 300,000 shares to be issued pursuant to the Management Agreement on February 23, 1999 will be issued on February 23, 1998.

         This Prospectus also concerns the offer and sale by Vanguard, from time to time, of an aggregate of 531,463 shares of Common Stock issuable upon the conversion of 531,463 shares of the Company's Series L Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series L Preferred Stock"). The Series L Preferred Stock was issued by the Company on May 25, 1995. Each share of Series L Preferred Stock is immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $9.408 stated value per share of the Series L Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series L Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.408 per share, subject to certain adjustments. Assuming there are no accrued and unpaid dividends on the Series L Preferred Stock at the time of conversion, the Series L Preferred Stock is convertible into an aggregate of 531,463 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series L Preferred Stock are hereinafter referred to as the "Series L Shares."

         This Prospectus also concerns the offer and sale by S-C Rig Investments - III, L.P. ("S-C Rig"), from time to time, of an aggregate of 4,444,450 shares of Common Stock issuable upon the conversion of 444,445 shares of the Company's Series H Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series H Preferred Stock"). The Series H Preferred Stock was issued by the Company in December 1993. Each share of Series H Preferred Stock is immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $90.00 stated value per share of the Series H Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series H Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.00 per share, subject to certain adjustments. Assuming there are no accrued and unpaid dividends on the Series H Preferred Stock at the time of conversion, the Series H Preferred Stock is convertible into an aggregate of 4,444,450 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series H Preferred Stock are hereinafter referred to as the "Series H Shares."

         This Prospectus also concerns the offer and sale by S-C Rig, from time to time, of an aggregate of 851,060 shares of Common Stock issuable upon the conversion of 20 shares of the Company's Series I Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series I Preferred Stock"). The Series I Preferred Stock was issued by the Company on December 1, 1994. Each share of Series I Preferred Stock is immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $500,000.00 stated value per share of the Series I Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series I Preferred Stock through the last dividend payment date by (ii) a conversion price of $11.75 per share, subject to certain adjustments. Assuming there are no accrued and unpaid dividends on the Series I Preferred Stock at the time of conversion, the Series I Preferred Stock is convertible into an aggregate of 851,060 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series I Preferred Stock are hereinafter referred to as the "Series I Shares."

         This Prospectus also concerns the offer and sale by certain Selling Shareholders, from time to time, of an aggregate of 190,988 shares of Common Stock issued to such Selling Shareholders on April 26, 1996 (the "MacDermott Shares"). The Note Shares, Vanguard Shares, Series L Shares, Series H Shares, Series I Shares, and MacDermott Shares are hereinafter collectively referred to as the "Shares." The Shares and the Notes are hereinafter collectively referred to as the "Securities."

         This Prospectus also concerns, pursuant to Rule 416 of the Securities Act, the offer and sale by the Selling Securityholdrs of any and all shares of Common Stock issued with respect to the Securities as a result of stock-splits, stock dividends and anti-dilution provisions.

         The Company's Common Stock is listed on The NASDAQ National Market ("NNM") under the symbol "GOTK" and on the Pacific Stock Exchange ("PSE") under the symbol "GEO." On May 29,1996, the closing sale price for the Company's Common Stock, as quoted on the NNM, was $13.25 per share.

                  Pursuant to this Registration Statement, the Shares may be sold by the Selling Shareholders from time to time while this Registration Statement is effective, on the PSE, NNM or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although none of the Selling Shareholders has advised the Company that it currently intends to sell the Shares pursuant to this Registration Statement, any Selling Shareholder may choose to sell all or a portion of their respective Shares from time to time in any manner described herein. The methods by which the Shares may be sold by the Selling Shareholders include: (i) ordinary brokerage transactions, (ii) transactions which involve crosses or block trades or any other transactions permitted by the PSE or NNM (iii), purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Shares, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options (whether exchange-listed or otherwise), or (vii) any combinations of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Shareholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the Selling Shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other brokers or dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. The Shares held by the Selling Shareholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee of the Selling Shareholders. The Selling Shareholders and brokers and dealers through whom sales of Shares may be effected may be deemed to be "underwriters", as defined under the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them in connection with the sale of the Shares may be considered to be underwriting compensation.

         The Registration Rights Agreements pursuant to which the Notes, Note Shares, Vanguard Shares, Series L Shares, Series H Shares and Series I Shares are being registered for issuance or resale, as the case may be, provide that the Company will indemnify any such person deemed an underwriter and the Selling Securityholders (other than the MacDermott Shareholders (as defined herein)) against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments such underwriters or Selling Securityholders may be required to make in respect thereof.

===================================================================================================================================
                                    Price         Underwriting Discounts           Proceeds to               Proceeds to the
                                  to Public           and Commissions              the Company            Selling Shareholders
===================================================================================================================================
Per Share...............           $(1)(2)                $(1)(2)                     $0(3)                      $(1)(4)
===================================================================================================================================
Total.....................         $(1)(2)                $(1)(2)                     $0(3)                      $(1)(4)
===================================================================================================================================

(1) It is anticipated that the Notes registered for resale hereunder will be sold by the Selling Shareholders in transactions not involving established trading markets at negotiated prices, from time to time. The Note Shares registered for issuance and sale hereunder will be issued and sold to the Selling Shareholders upon conversion of the Notes at a conversion price equal to the lower of (i) $9.50 per share and (ii) the weighted average market price of a share of Common Stock for the ten Trading Day period immediately following the 90th day after issuance date of the Notes, but shall in no event be less than $8.25 per share. It is anticipated that the Shares registered for resale hereunder will be sold by the Selling Shareholders in market or private transactions at prevailing prices, from time to time.
(2) No underwriting discounts or commissions are payable in connection with the issuance of the Note Shares.
(3) The Company will not receive any proceeds from the resale of the Notes or Shares by the Selling Shareholders. Upon the issuance and sale of the Note Shares, an aggregate of $75,000,000 principal amount of the Company's indebtedness will be retired.
(4) The Company will pay all expenses of the offering of the Securities to which this Prospectus relates, other than, in connection with the resales thereof by the Selling Shareholders, any underwriting or broker-dealer discounts or commissions agreed to be paid by the Selling Shareholders.

                        -----------------------------
                                       4

                            ADDITIONAL INFORMATION

         The Company has filed a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Securities offered hereby. Statements contained in this Prospectus as to the contents of certain documents filed with, or incorporated by reference in the Registration Statement are not necessarily complete, and in each instance reference is made to such document, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. The Company's Common Stock is listed on both the NNM and the PSE and such reports, proxy statements and other information filed with the Commission should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006, and at the PSE facilities located at 115 Sansome Street, San Francisco, California.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company incorporates by reference into this Prospectus the documents listed below:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

         (2) The Company's Current Reports on Form 8-K, dated June 18, 1993 (as amended on Form 8-K/A filed on or about July 12, 1993), June 8, 1994 (as amended on Form 8-K/A filed on or about June 27, 1995), July 5, 1994 (as amended on Form 8-K/A filed on or about September 14, 1994), August 2, 1994 (as amended on Form 8-K/A filed on or about October 13, 1994 and Form 8-K/A filed on or about May 25, 1995), October 3, 1995 and March 4, 1996.

         (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 15, 1992.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Requests for such copies should be directed to Corporate Secretary, Geotek Communications, Inc., 20 Craig Road, Montvale, New Jersey 07645; telephone number (201) 930-9305.

         The Company will furnish its shareholders with annual reports containing audited financial statements and reports by independent accountants. In addition, the Company will distribute unaudited quarterly reports to its shareholders for the first three quarters of each fiscal year.

                         ADDRESS AND TELEPHONE NUMBER

                The mailing address and telephone number of the Company's principal executive offices are as follows:

                               Geotek Communications, Inc.
                               20 Craig Road
                               Montvale, New Jersey 07645
                               Telephone Number: (201) 930-9305

                                 RISK FACTORS

         The securities described herein involve a substantial degree of risk. Prospective purchasers should consider, among other things, the following:

Commercial Implementation of GEONET(TM)

         The Company's current business plan contemplates the commercial implementation of its integrated digital voice and data wireless communications network ("GEONET") in 12 at least U.S. target markets by the end of 1996 and in 36 U.S. target markets by the end of 1997. In each of these markets, the Company expects to gradually add subscribers and increase its service offerings. The Company expects to continue to generate negative cash flow in each of its target markets until it achieves an adequate subscriber base in such market.

         The successful and timely implementation of GEONET will depend upon a number of factors, many of which are beyond the control of the Company, including, but not limited to, the timely and cost-effective manufacture, construction and integration of the system infrastructure and software, the acquisition and control of additional radio spectrum, the procurement and preparation of base station and remote sites, the receipt of all necessary regulatory approvals and the need for substantial additional financing. See "Dependence on Third Party Providers," "- Need for Spectrum; Need for Transmission Sites," "- Government Regulation" and "- Need for Additional Financing." The Company has experienced delays in its roll-out schedule related primarily to the development of its subscriber unit from its preproduction form to a full production unit. The Geotek subscriber units are currently being manufactured in their full production form and the Company does not expect to experience additional delays as a result of the production of its current subscriber units. However, there can be no assurances in this regard and the failure or delay with respect to any of the aforementioned items could adversely affect the timing of the implementation of GEONET in one or more of the Company's U.S. target markets, which could have a material adverse effect on the Company.


         The Company will make continuing hardware and software modifications to GEONET prior to, during and after the system's commercial roll-out. For example, the Company must integrate the initial GEONET data applications, which are expected to be completed in the first half of 1996 or soon thereafter, with the initial GEONET voice applications. Subsequent applications also will need to be integrated with existing GEONET applications. There can be no assurance that the Company will be able to satisfactorily complete such modifications and/or integration efforts, or that they will be able to be completed in a manner that enables the Company to offer its GEONET services on a profitable basis. A failure by the Company to satisfactorily complete any such modifications or integration efforts or to complete them on a cost-effective basis could have a material adverse effect on the Company.


         To date, no other wireless service provider has been successful at providing the level of integrated voice and data services contemplated by the Company. Accordingly, in implementing GEONET, the Company may encounter unforeseen technical issues. In addition, each of the Company's U.S. target markets is expected to present unique technical issues to the Company due to differences in geography and the level of local development. Technical difficulties in the operation and/or performance of GEONET also may be experienced as additional subscribers are added to the system in a given market or as the coverage area in any market is increased. There can be no assurance that the Company will be able to adequately address any such issues in any given market or that such issues will be able to be addressed in a cost-effective manner. Any failure by the Company to adequately address such issues or to address them in a cost-effective manner could have a material adverse effect on the Company.

Limited Operating History; Management of Growth

         The Company entered the wireless communications industry in 1992 and, therefore, has limited experience in developing, establishing and operating wireless communications systems. To date, most of the Company's wireless communications services experience has been in foreign markets and has involved different technology than that to be employed by the Company in its U.S. target markets. In addition, the Company's only experience to date in the United States with respect to its digital wireless communications services has been testing GEONET in Philadelphia and providing wireless communication services to customers in: Philadelphia (beginning in January 1996); Washington, Baltimore and New York (beginning in March 1996); Boston (beginning in April 1996); and Miami (beginning in May 1996). Prospective investors, therefore, have limited historical financial information about the Company on which to make a determination as to the prospects for the Company's U.S. wireless communications operations or financial condition and as to an investment in the Securities offered hereby.

         Although the Company has added experienced senior management and has filled a substantial number of sales and field service positions during the last year, the Company will need to rapidly and significantly increase the number of technical and sales personnel that it employs in its target markets as the roll-out of GEONET progresses. The Company's success will depend upon its ability to continue to attract, motivate, train and manage additional employees. Management's ability to manage the Company's growth effectively also will require it to significantly expand its operational, financial and management systems. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's future operations.

Need for Spectrum; Need for Transmission Sites

         The Company requires additional spectrum to add capacity and to service anticipated demand in certain of its target markets, including in certain of its 1996 U.S. target markets. The Company also requires additional spectrum to initiate services in certain of its 1997 target markets. Moreover, a significant portion of the Company's existing radio spectrum in Philadelphia, New York City, Washington, Chicago, Dallas, Miami and Houston is subject to management agreements pursuant to which Motorola, Inc. ("Motorola") is licensed to use the radio spectrum. The Company cannot utilize this radio spectrum for GEONET services until such management agreements are terminated. In November 1994, Motorola and NEXTEL Communications, Inc. ("NEXTEL") entered into a consent decree with the federal government pursuant to which NEXTEL and Motorola agreed, upon effectiveness of the consent decree, to take steps to reduce their ownership and management of radio spectrum in certain U.S. markets including each of the above-referenced markets, so that they collectively own and/or manage no more than thirty 900 MHz channels in such markets. The consent decree became effective on July 25, 1995. On January 12, 1996, the Company entered into an agreement with Motorola pursuant to which Motorola, among other things, vacated all of these channels on April 1, 1996.

         Certain agreements pursuant to which the Company has the right to acquire spectrum are subject to regulatory approval. Although the Company believes that such approval will be forthcoming prior to its expected roll-out in each such market, there can be no assurance that such approvals will be received on a timely basis or at all. The failure by the Company to obtain any such approvals could have a material adverse effect on the Company.

         In an effort to acquire sufficient spectrum in each of its target markets in which it does not have sufficient spectrum to initiate service and to add additional capacity in certain of its other U.S. target markets, the Company participated in the Federal Communication Commission's (the "FCC") 900 MHz spectrum auctions which ended on April 15, 1996. The Company was the successful bidder on 181 10-channel blocks in 42 regional service areas known as Market Trading Areas ("MTA") within the United States. Its successful bids for these frequency blocks total $30,965,290. Upon award of these MTA licenses, the Company can greatly expand its coverage area. As an MTA licensee in a service area, the Company will be permitted to operate throughout the MTA on its designated frequencies except where an incumbent licensee is already operating. In many markets, the Company was the successful bidder on frequency blocks where it is already the incumbent licensee. In certain MTAs, the frequency block on which the Company was the successful bidder is encumbered by an existing licensee. In such an event, the Company will seek to acquire access to the encumbered spectrum through cooperative or management agreements or may seek to acquire the incumbent license from its licensee, although there can be no assurances it will be able to do so. In some markets, other entities secured an MTA license surrounding an area where the Company is licensed on a site specific basis. In these circumstances, the Company may either attempt to acquire the MTA license from the winning bidder, or remain as the incumbent, but in such an event will be required to construct the facilities in accordance with the Company's Rule Waiver (as defined under "- Government Regulation"). Failure to construct pursuant to the Rule Waiver in these instances will result in cancellation of the Company's license. In addition, there can be no assurance that any licenses currently owned or acquired in the future by the Company will be renewed. The failure of the Company to renew existing or future Specialized Mobile Radio ("SMR") licenses could have a material adverse effect on the Company. A failure by the Company to obtain sufficient radio spectrum on commercially acceptable terms could have a material adverse effect on the Company. See "- Commercial Implementation of GEONET."

         There are only a limited number of existing communications towers capable of providing the Company with optimal coverage area for its radio transmissions and that are capable of supporting the Company's transmission equipment. In the event the Company cannot obtain leases for existing towers, it may be required to purchase sites, obtain necessary permits and build such towers, a process which the Company estimates could take up to one year to complete for each tower. If the Company is required to build new towers, the roll-out of GEONET in one or more target markets could be delayed, which could have a material adverse effect on the Company.

Deficiency of Earnings; Net Losses; Substantial Indebtedness

         On a consolidated basis, the Company experienced net losses from continuing operations of $50.4 million, $42.4 million, $87.2 million and $26.4 million for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, and the three month period ended March 31, 1996, respectively. In addition, the Company had a deficiency of earnings before interest, taxes, depreciation and amortization ("EBITDA") of $15.2 million, $34.2 million, $63.3 million and $ 16.8 million for the years ended December 31, 1993, December 31, 1994 and December 31, 1995 and for the three month period ended March 31, 1996, respectively. The Company anticipates that its net operating losses from operations and its EBITDA deficiency will increase significantly during the roll-out of GEONET. There can be no assurance that the Company will ever operate at profitable levels or have positive EBITDA. Until sufficient cash flow is generated from operations, the Company will have to utilize its capital resources or external sources of funding to satisfy its working capital needs. In the event the Company cannot achieve profitability or have positive EBITDA, it may not be able to make required payments on the Notes.

         The Company has significant indebtedness, a substantial portion of which is represented by its 15% Senior Secured Discount Notes due 2005 (the "Senior Discount Notes") which have an aggregate principal amount at maturity of $227.7 million and are senior in right of payment to the Notes. Although no payments of interest or principal are due on the Senior Discount Notes in the immediate future, the Company will have significant debt service obligations beginning in July 2000. See "- No Security for Notes; Subordination."

         In addition, on December 21, 1995, Geotek Financing Corporation ("GFC"), a newly incorporated wholly owned subsidiary of the Company, entered into a loan agreement (the "HNS Loan Agreement") with Hughes Network Systems, Inc. ("HNS"). Pursuant to the HNS Loan Agreement, HNS has agreed to provide GFC with up to $24.5 million of financing, in the form of a convertible note bearing interest at a rate of 12% per annum (the "HNS Note"), for use in connection with the purchase of additional 900 MHz licenses to be utilized in the commercial implementation of GEONET (the "HNS Licenses"). The HNS Note matures two years from the date of the initial drawdown. The HNS Note is collateralized by a pledge of the stock of the subsidiary holding the HNS Licenses and a guarantee by the Company. The Company's guarantee of the HNS Note shall constitute Senior Indebtedness. See "- No Security for Notes; Subordination" and "Description of the Notes - Subordination." The HNS Note is convertible, at the option of HNS, into shares of Common Stock during the eighteen month period beginning six months after the initial drawdown at an exercise price equal to the lesser of 90% of the market price per share of Common Stock at the time of conversion and $9.75 per share. The Company anticipates borrowing the full amount of the HNS Note by June 30, 1996.

         In addition, on April 5, 1996, the Company and S-C Rig entered into a Senior Loan Agreement pursuant to which S-C Rig will make a $40.0 million unsecured credit facility available to the Company (the "S-C Rig Credit Facility"). All borrowings under the S-C Rig Credit Facility are required to be made on or prior to April 5, 1998, accrue interest at a rate of 10% per annum and mature four years from the date of the final borrowing thereunder. The Company is obligated to pay S-C Rig a fee equal to 3% of each borrowing under the S-C Rig Credit Facility at the time of such borrowing. Borrowings under the S-C Rig Credit Facility will constitute Senior Indebtedness of the Company. In connection with the establishment of the S-C Rig Credit Facility, the Company issued to S-C Rig a five-year warrant to purchase approximately
4.2 million shares of Common Stock, subject to adjustment in certain circumstances (the "S-C Rig Warrant Shares"), at an exercise price of $9.50 per share, subject to adjustment in certain circumstances. Such warrant is exercisable at any time and from time to time after such date that the Company amends its articles of incorporation to allow for the reservation of the S-C Rig Warrant Shares.

         The Company also anticipates seeking additional financing which may impose additional and earlier debt service obligations on the Company. See "-- Need for Additional Financing." The degree to which the Company is leveraged may impair the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes. In addition, the indenture governing the Senior Discount Notes and certain documents executed in connection therewith (collectively, the "Senior Notes Indenture"), together with the HNS Loan Agreement and S-C Rig Credit Facility, impose significant operating and financial restrictions on the Company, affecting, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay common stock dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of its subsidiaries, create liens, sell assets and engage in mergers and acquisitions. Although these loan agreements contain various exceptions that are generally designed to allow the Company to operate its business without undue restraint, these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings, respond to changing market conditions and otherwise may restrict corporate activities.

         The Company's business plan assumes the roll-out of GEONET in each of its U.S. target markets and substantial growth in the Company's subscriber base. There can be no assurance that the Company will be able to achieve the growth contemplated by its business plan. If such growth is not achieved, the Company may not be able to make required payments on the Notes and may have to refinance the Notes in order to repay these obligations. No assurance can be given that the Company would be able to refinance the Notes.


Need for Additional Financing

         The Company's existing cash on hand and expected cash flow from operations will not be sufficient to fund the Company's full roll-out of GEONET. The Company estimates that it will need additional financing in an aggregate amount of approximately $150.0 million for the full roll-out of GEONET in all of its 36 target markets through 1997. In the event the Company is unable to raise such financing on a timely basis, it may be required to adjust its roll-out schedule and may experience delays in initiating or expanding its service in certain markets. The Company believes that the macrocellular architecture of GEONET will allow the Company to adjust its aggregate cash expenditures by focusing its activities in certain markets while reducing its planned investments in other markets.

         The Company's need for additional financing will increase if the Company experiences delays in the commercial implementation of GEONET, cost overruns or unanticipated cash needs. In this regard, the Company has experienced certain delays in its roll-out schedule in the past. See " Commercial Implementation of GEONET." Moreover, additional financing may be necessary to satisfy the terms of certain financing transactions, including, but not limited to, possible redemption obligations of the Company in connection with the Company's preferred stock. Additional financing also may be required to fund acquisitions of additional spectrum and businesses. The amount of additional funding required will depend upon the timing of such expenditures, the availability of cash flow from operations and, to the extent applicable, the availability of lease and vendor financing. It is presently anticipated that additional financing, if obtained, would be obtained from one or more sources, including, but not limited to, equity or debt financing (whether through public or private offerings), strategic partners, joint ventures, vender financing, leasing arrangements or a combination thereof. The Senior Notes Indenture, the HNS Loan Agreement and the S-C Rig Credit Facility limit the ability of the Company to incur additional indebtedness and engage in certain other financing transactions. There can be no assurance that additional financing will be available to the Company on terms desirable to the Company or at all.

Competition

         Although the Company believes that the quality, array and flexibility of services to be offered by the Company through GEONET will meaningfully differentiate such services from those offered by other wireless communications providers in the Company's target markets, the Company will face significant competition from such other providers. The Company expects to experience competition for each type of service it intends to offer from existing dispatch, cellular telephony, paging and public data service providers. In addition, the Company expects to experience competition from manufacturers of Private Mobile Radio ("PMR") equipment, which target existing private network operators and SMR customers and urge them to build or upgrade their own private networks rather than utilize SMR service providers. Many of these providers and manufacturers are larger, more established, have more experience in the telecommunications industry, have greater name recognition, have larger sales staffs and/or have greater financial resources than the Company.

         NEXTEL has announced plans to construct a nationwide digital Enhanced Specialized Mobile Radio ("ESMR") network and is offering services in several cities. NEXTEL has also secured a significant number of 800 MHz SMR channels in most U.S. markets. In addition, to the extent that Motorola is the largest provider of PMR equipment, Motorola may be deemed to be an indirect competitor of the Company. Moreover, recent regulatory changes may permit the Bell Operating Company's ("BOCs") to enter the Commercial Mobile Radio Service ("CMRS") marketplace. See " - Governmental Regulation."

         The Company also may face competition from technologies and services introduced in the future. In March 1995, the FCC completed auctions for wideband Personal Communications Services ("PCS") licenses on a MTA basis. The wideband PCS auction winners have already begun to provide service. In
December 1995, the FCC commenced its auction of 493 broadband basic trading area PCS licenses. In addition, the Commission has also licensed national and regional narrowband PCS licenses. Additional narrowband PCS licenses on an MTA basis will be issued under government regulation in the future. Narrowband PCS service will be similar to paging services already offered and may compete with the Company's SMR proposed service. The FCC also intends to license additional spectrum for other wireless services. It is also possible that satellite technology ultimately could be developed to permit urban use equal to or superior to that available through SMR systems, which would result in increased competition for the Company's services. The commercialization or further development of any such technologies could have a material adverse effect on the Company. See "- Rapid Technological Changes."

         Many of the target customers for GEONET currently use other wireless communications services. In order to be successful, the Company will need to migrate a portion of its target customers from their existing services to those provided by the Company over GEONET. The Company's ability to migrate its target customers over to its services will be highly dependent on the perceived utility of the Company's services to its target customers as compared to the services currently utilized by such customers. Because there currently is no integrated wireless communications network commercially available that is comparable to that expected to be offered by the Company over GEONET, the extent of the demand for the Company's wireless communication services cannot be predicted with any degree of certainty. The demand for the Company's digital wireless communications services also could be affected by other matters beyond its control, such as the future cost of subscriber equipment, marketing and pricing strategies of competitors and general economic conditions.

         The Company also expects to experience competition for radio spectrum from existing and future providers of wireless communications services and for communications tower space. See "- Need for Spectrum; Need for Transmission Sites."
         The Company also experiences competition for each of its products and services other than GEONET in the markets in which it sells such products and services. Such competition is expected to remain strong for the foreseeable future.

Government Regulation

         The licensing, construction, operation and acquisition of SMR systems in the United States is regulated by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). During 1994, the FCC initiated several regulatory proceedings with wide-ranging implications for the wireless telecommunications industry. A primary intent of these amendments was to encourage competition among mobile communications service providers by removing regulatory distinctions between common carriers such as cellular telephone companies and private carriers such as SMR service providers. These regulations may materially impact the Company's operations in the future. For example, the Company will be required to provide services on a "nondiscriminatory basis" and on terms that are not "unjust and unreasonable," as such terms are defined by the Communications Act. In addition, the FCC may, in the future, require that the Company provide equal access to its wireless services to other wireless and wireline communications providers and interconnection to wireline and wireless entities. The FCC may, in the future, specify by rule other common carrier regulations that would apply to commercial mobile services providers such as the Company. Moreover, the FCC did not delay the effective date of the applicability of its rules concerning the 25% limitation on foreign investment in any entity holding an FCC license. These limitations may affect the Company's ability to secure foreign financing through the sale of shares of Common Stock or Common Stock equivalents and to issue Common Stock in the acquisition of foreign subsidiaries. In a recent decision, the Commission revised standards for regulating entry of foreign carriers and their affiliates into the U.S. market for international telecommunications services. The FCC will apply these standards in the application process for foreign entry, principally by taking into consideration whether "effective competitive opportunities" exist for U.S. carriers in the destination markets of foreign carriers seeking to enter the U.S. international services market. In addition, and of specific impact for the Company, the FCC determined that it will examine reciprocal foreign market competitive opportunities in considering requests by CMRS providers to exceed foreign investment in excess of the existing 25% benchmark. The Company cannot predict the effect of any of these regulations or any future regulation adopted by the FCC on the Company's operations. Moreover, there has been little experience in the interpretation and implementation of these regulations. Future interpretations or practices with respect to such regulations could have a material adverse effect on the Company.

         The FCC granted the Company a waiver (the "Rule Waiver") which permitted the Company to construct and activate certain systems it acquired on a longer schedule than would otherwise be permitted under applicable FCC regulations. In the event the Company fails to construct or activate such systems in accordance with the dates set forth in the Rule Waiver, the FCC could revoke the Rule Waiver and the Company would consequently lose all of the frequencies covered by such waiver which have not been constructed or activated. The Rule Waiver is currently subject to a pending challenge that was filed by a third party with whom the Company failed to negotiate a satisfactory management agreement. The Company believes that this challenge is without merit and is vigorously opposing it. A loss of the frequencies covered by the Rule Waiver that have not been constructed or activated would have a material adverse effect on the Company. The Rule Waiver will not be necessary for any additional spectrum which the Company acquired through the FCC's 900 MHz spectrum auctions described below, although the Rule Waiver will continue to be necessary in certain circumstances for licenses acquired by the Company prior to such auctions.

         The Company participated in the FCC's 900 MHz spectrum auctions which ended on April 15, 1996. The Company was the successful bidder on 181 10 channel blocks in 42 MTA service areas, and its successful bids for these frequency blocks total $30,965,290. Upon award of these MTA licenses, the Company can greatly expand its coverage area. As an MTA licensee in a service area, the Company will be permitted to operate throughout the MTA on its designated frequencies except where an incumbent licensee is already operating. In many markets, the Company was the successful bidder on frequency blocks where it is already the incumbent licensee. In certain MTAs, the frequency block on which the Company was the successful bidder is encumbered by an existing licensee. In such an event, the Company will seek to acquire access to the encumbered spectrum through cooperative or management agreements or may seek to acquire the incumbent license from its licensee, although there can be no assurances it will be able to do so. See "-Need for Spectrum; Need for Transmission Sites." In some markets, other entities secured an MTA license surrounding an area where the Company is licensed on a site specific basis. In these circumstances, the Company may either attempt to acquire the MTA license from the winning bidder, or remain as the incumbent, but in such an event will be required to construct the facilities in accordance with its Rule Waiver. Failure to construct pursuant to the Rule Waiver in these instances will result in cancellation of the Company's license. In addition, there can be no assurance that any licenses currently owned or acquired in the future by the Company will be renewed. The failure of the Company to renew existing or future SMR licenses could have a material adverse effect on the Company. See "Need for Spectrum; Need for Transmission Sites."

         All of the equipment utilizing the Company's technology, to the extent it is used to send or receive signals, must meet FCC criteria. Although GEONET base stations and current subscriber units have received such approval, there can be no assurance that the future generations of subscriber units will meet such criteria. A failure of such subscriber units or any of the Company's other equipment to meet FCC standards could have a material adverse effect on the Company.

         Early this year, the President of the United States signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which imposes sweeping reform of telecommunications policy. Although the majority of the Telecommunications Act's measures will directly impact large common carriers, cable and broadcast operators, and internet service providers, many of the Telecommunications Act's provisions will have an effect upon the CMRS marketplace, and upon the Company. In particular, the Telecommunications Act may: (i) require CMRS providers to offer unblocked access to telephone toll services; (ii) require the Company to contribute to a Universal Service Fund;
(iii) require local exchange (telephone) carriers ("LECs") to establish reciprocal compensation arrangements for CMRS providers for the origination and termination of calls; and (iv) require the Company to ensure that its equipment is accessible to persons with disabilities. All of these provisions of the Telecommunications Act which may have an effect upon the Company will be the subject of FCC rule making proceedings during the next 15 months. The FCC has been granted authority to forbear some of these requirements where appropriate. Accordingly, it is currently difficult to predict if and how the provisions of the Act will impact upon the Company, although such impact could be materially adverse to the Company.

         Future changes in regulation or legislation affecting digital wireless telecommunications service or the allocation by the FCC or Congress of additional spectrum for services that compete with such service could adversely affect the Company's business. See "- Competition."

Dependence on Third Party Providers

         The Company's digital wireless telecommunications system is being enhanced and commercialized by its subsidiary, PowerSpectrum, Ltd. ("PST"). However, the development by PST of the technology and systems is dependent in large part upon the efforts of Rafael Armament Development Authority ("Rafael"), a PST contractor, to adapt frequency hopping from a military to a commercial application, to integrate the frequency hopping technology with other digital technologies required for optimal commercial deployment of GEONET and, as discussed below, for the cost-effective manufacture of the base station hardware. In this regard, approximately 90 employees of Rafael are presently engaged on a full-time subcontract basis in the further development of FHMA. Rafael's employees are represented by a labor union, and, from time to time, there have been labor disputes between Rafael and its employees which have resulted in slow-downs. To date, these slow-downs have not had a material effect upon the Company's business. There can be no assurance, however, that any future disputes will not have a material adverse effect on the development or introduction of GEONET services by the Company in its U.S. target markets. In addition, if Rafael reduces its commitment to PST or continuing development efforts are not successful, the Company's prospects could be materially adversely affected.

         Neither the Company nor PST manufacture the system architecture, hardware and mobile subscriber units necessary for the commercial implementation of GEONET. Rafael entered into contracts with PST pursuant to which Rafael will manufacture the system hardware for GEONET on a schedule which is intended to enable the Company to meet its projected roll-out. Third parties, including Mitsubishi Consumer Electronics America ("Mitsubishi"), HNS, a unit of GM Hughes Electronics, and Kenwood Corporation of Japan

("Kenwood"), will manufacture subscriber units and certain other components of the system hardware for GEONET on a schedule based upon the Company's projected roll-out. There can be no assurance that such third parties will deliver such equipment on a timely basis or that the Company will be able to successfully integrate such components and hardware in a cost effective system on a timely basis, if at all. The Company has only a single manufacturing source for certain of the components of the GEONET system hardware, including the base stations and subscriber units. Although the Company believes that it can obtain all components necessary to build GEONET from other sources, delays may be encountered in the event of a component shortage because of the time it may take to identify substitute sources and manufacture substitute components. A failure by the Company to obtain hardware components on a timely basis or at satisfactory prices could adversely affect the ability of the Company to roll-out and market GEONET, which could have a material adverse effect on the Company. See "- Commercial Implementation of GEONET."

         The Company has entered into an agreement with IBM Corporation ("IBM") to manage the construction of the GEONET stations and the installation of FHMA equipment in the Company's U.S. target markets. The Company has also engaged, and intends to engage, other third party contractors to manage all or certain aspects of such construction or installation in certain of its U.S. target markets. A failure by IBM or such other contractors to properly manage the preparation and construction of the Company's base stations and remote sites could have a material adverse effect on the Company. See "- Commercial Implementation of GEONET".

Rapid Technological Changes

         The telecommunications industry is subject to rapid and significant changes in technology which could lead to new products and services that compete with those offered by the Company or could lower the cost of current competing products and services to the point where the Company's products and services could become non-competitive and the Company could be required to reduce the prices of its services. While the Company is not aware of any proposed changes that will materially affect the attractiveness of its product and service offerings, the effect of technological changes on the businesses of the Company cannot be determined. In the future, the Company expects to experience competition from new technologies such as ESMR networks, PCS and possibly satellite technology, as well as from advances with respect to existing technologies such as cellular, paging and mobile data transmission. See "- Competition."

No Security for Notes; Subordination

         The Notes represent general unsecured obligations of the Company and are subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter incurred (including all indebtedness outstanding under the Senior Discount Notes, the $24.5 million HNS Note and the $40.0 million S-C Rig Credit Facility. Although the Senior Notes Indenture, HNS Loan Agreement and S-C Rig Credit Facility restrict the total indebtedness that may be incurred by the Company, such restrictions are subject to significant limitations and there is no limitation on the amount of such indebtedness that may be incurred as Senior Indebtedness. As a result of the Company's holding company structure, the Notes are also effectively subordinate to all existing and future liabilities of the Company's subsidiaries. See "- Holding Company Structure." At March 31, 1996, assuming that the $24.5 million HNS Note and the $40.0 million S-C Rig Credit Facility had been in place and fully borrowed against on that date, the aggregate amount of Senior Indebtedness was approximately $251.4 million.

         The Company may not make any payment on account of the principal of, premium, if any, or interest on any Notes or on account of the purchase or redemption or other acquisition of the Notes, if a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness has occurred and is continuing or if any event of default with respect to any Senior Indebtedness has occurred and is continuing and has resulted in the acceleration of the maturity thereof. Upon any payment or distribution of assets of the Company upon liquidation, dissolution, reorganization or any similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of the Company's insolvency, creditors of the Company who are not holders of the Notes may recover more, ratably, than the holders of the Notes. Moreover, any holder of indebtedness of the Company secured by assets of the Company will be entitled to payment of its indebtedness out of the proceeds of its collateral prior to the holders of the Notes. It is possible that there would be no assets remaining after satisfaction of secured and unsubordinated claims from which claims of the holders of Notes could be satisfied, or if any assets remain, such assets may be insufficient to satisfy fully such claims. See "Description of Notes - Subordination."

Holding Company Structure

         The Notes are obligations exclusively of the Company, which is a holding company. Since the operations of the Company currently are conducted entirely through subsidiaries, the cash flow of the Company and its ability to service its debt, including the

Notes, are dependent upon the cash flows of such subsidiaries and the distribution of those cash flows to the Company, or upon loans or other payments of funds by such subsidiaries to the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations. The Notes are effectively subordinate to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1996, the Company's subsidiaries had approximately $51.5 million of liabilities (excluding intercompany indebtedness and excluding any such indebtedness guaranteed by the Company which constitutes Senior Indebtedness).

         Certain of the Company's subsidiaries are not wholly-owned and certain subsidiaries are indirectly owned by the Company as a result of its majority ownership of other entities. Although the Company has a sufficient interest in its subsidiaries to be able to exercise control over them, the Company may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, the Company may not be able to exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. In addition, dividends or other distribution paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.

Dependence on Key Personnel

         The success of the Company will depend greatly upon the active participation and the experience of its management. The loss of the services of Yaron Eitan, the Company's President and Chief Executive Officer, could adversely affect the conduct of the Company's business. In addition, the successful implementation of the Company's business plan will depend, to a large extent, upon the ability of the Company's and its subsidiaries' engineers and scientific personnel to perfect and improve upon existing and proposed products. The loss of some or all of such personnel, or the inability of the Company to attract additional personnel, or the inability of such persons to design such systems or to continue product enhancement will directly inhibit the ability of the Company to sell its products and services and to operate profitably.

Uncertain Value of FCC Licenses

         A significant portion of the Company's assets consist of intangible assets, principally FCC licenses and agreements to acquire and/or use FCC licenses held by others, the value of which will depend significantly upon the success of the Company's business, the growth of the wireless communications industry in general, FCC actions and a variety of other factors. Such intangible assets constitute a significant portion of the collateral securing the Senior Discount Notes. Moreover, any transfer of a FCC license is subject to the approval of the FCC, which approval may be withheld for a variety of reasons. In the event of a default on the Notes or liquidation of the Company, there can be no assurance that the future fair value of these assets would be sufficient to satisfy the Company's obligations under the Notes, after the satisfaction of the Company's obligations to the holders of Senior Indebtedness.

Risks of International Business

         The Company operates in and sells products and services to clients in various countries and certain of its products and components are manufactured abroad. The Company's research and development activities are reliant upon foreign providers. Accordingly, the Company is subject to the risks inherent in conducting business across national boundaries, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which risks could have a material adverse impact on the Company.

Influence by Significant Stockholders; Preemptive Rights

         As of March 31, 1996, approximately 25% of the total voting power of the Company's Common Stock (on a fully diluted basis, but without giving effect to the exercise of the options held by Vanguard and the exercise of the warrants held by S-C Rig), were beneficially owned by the directors and executive officers of the Company and their affiliates. Vanguard holds the Vanguard Options to purchase approximately 5.3 million shares of Common Stock and S-C Rig holds warrants to purchase approximately 4.8 million shares of Common Stock. The exerciseablity of the warrants held by S-C Rig is subject to the Company's stockholders approving an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock. Consequently, the Company's directors and executive officers will be able to exert significant influence with respect to all matters upon which stockholder approval is required. Certain decisions concerning the operations of financial structure of the Company may present conflicts of interest between the owners of the Company's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature the interests of the Company's equity holders might conflict with those of the holders of the Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes.

         Pursuant to certain agreements among them, certain of the principal stockholders of the Company have the right to require the other stockholders to cause (to the extent permitted by law and to the extent within such other stockholders' control) the directors of the Company to vote, or refrain from voting, in accordance with such stockholders' direction with respect to the election of directors. In addition, S-C Rig and Vanguard have preemptive rights with respect to certain issuances of voting securities by the Company which permit them to purchase voting securities of the Company at the same price and on the same terms as the Company may offer to third parties, in an amount sufficient to maintain their respective percentage interests in the voting securities of the Company on a fully-diluted basis. The Company also has granted to S-C Rig, Vanguard and certain other holders of preferred stock the right to elect additional directors to the Board of Directors of the Company upon the occurrence of certain events of default under certain series of the Company's outstanding preferred stock. The operation of such provisions could result in such stockholders exerting significant influence over the Board of Directors of the Company.

Transactions with Affiliates

         During the period since its inception, the Company has undertaken a wide variety of financing and merger/acquisition activity which has resulted in its present corporate and financial structure. Included in such activity have been transactions which have involved persons who now serve, or who did serve at the time, as directors and officers of the Company or persons or entities related to such persons. In every instance where such transactions have involved any such persons or entities, the specific transaction has been approved unanimously by directors of the Company, including all disinterested and outside directors, with the affected parties abstaining. It is the Company's view that each such transaction has been on terms no less favorable to the Company than other similar transactions available to the Company with unaffiliated parties, if available at all. In most of such instances, such transactions have been the Company's only recourse to meet financing needs and/or business goals. Despite the foregoing, prospective purchasers may wish to consider the circumstances in which such transactions were made, the terms of such transactions and the Company's possible alternative courses of action. The Company may enter into transactions in the future with affiliates in order to meet its financing needs and/or business goals.

Patent Issues

         The Company protects its proprietary information by way of confidentiality and non-disclosure agreements with employees and third parties who may have access to such information. The Company continually reviews its technology developments in order to file patent applications and has filed patent applications with respect to certain aspects of its FHMA technology and GEONET in Israel and the United States and expects to file additional patent applications in Israel and the United States. Generally, the Company intends to file all patent applications in the United States and Israel and in such other countries as it deems appropriate. There can be no assurance that any such applications will be granted. There can be no assurance that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate the Company's technologies or design around the patented aspects of any technologies developed by the Company. Many patents and patent applications have been filed by third parties with respect to wireless communications technology. The Company does not believe that its technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of the Company's technology will not be challenged by the holders of such patents or that the Company will not be required to license or otherwise acquire from third parties the right to use certain technology. The failure to overcome such challenges or obtain such licenses or rights could have a material adverse effect on the Company's operations.

Lack of Public Market for the Notes; Liquidity

         The Notes have no established trading market and are not widely distributed. The Company has been advised by the Initial Purchaser that it may, from time to time, act as a broker or dealer with respect to trading of the Notes; however, it is not obligated to do so and any such activity may be discontinued at any time without notice. The Company does not intend to list any of the Notes on any exchange and there can be no assurance as to the development of any market or the liquidity of any market that may develop for any of the Notes. Moreover, if a market for any of the Notes does develop, such Notes could trade at a substantial discount from their issue price. If a market for the Notes does not develop, purchasers may be unable to resell such Notes for an extended period of time, if at all. Future trading prices of the Notes will depend upon many factors, including among other things, prevailing interest rates, the Company's consolidated operating results and the market for similar securities, which market is subject to various pressures, including, but not limited to, fluctuating interest rates.

Dividends on Common Stock Not Likely

         The Company has not declared or paid any cash dividends on its Common Stock since commencing operations and does not anticipate paying any dividends on its Common Stock in the foreseeable future. At present, the Company is obligated to pay, for a five-year period following the issuance of the Company's Series H Cumulative Convertible Preferred Stock, cumulative dividends of $2,000,000 per year on the Series H Cumulative Convertible Preferred Stock, in cash, and, for a five-year period following the issuance of the Company's Series I Cumulative Convertible Preferred Stock and Series K Cumulative Convertible Preferred Stock, respectively, cumulative dividends equaling $700,000 per year on the Series I Cumulative Convertible Preferred Stock and $700,000 per year on the Series K Cumulative Convertible Preferred Stock, in cash or shares of Common Stock of the Company, before any cash dividends may be paid on its Common Stock. In addition, the Company is presently obligated to pay cumulative annual dividends of $750,000 per year on the Company's Series L Cumulative Convertible Preferred Stock, and cumulative annual dividends of $988,125 per year on the Company's Series M Cumulative Convertible Preferred Stock, in cash or shares of Common Stock, before any cash dividends may be paid on its Common Stock. The Series N Stock (as defined under "Business - Recent Events"), upon issuance, will prohibit the declaration or payment of any dividend on the Company's Common Stock (other than in shares of Common Stock) without the consent of the Series N Investors (as defined under "Business - Recent Events"), provided such investors hold $25,000,000 of the stated value of such Series N Common Stock then outstanding. At present, the Company is current in payment of all required dividends on its outstanding preferred stock. In addition, the terms of certain indebtedness of the Company prohibit, during the term of such indebtedness, the declaration or payment of any dividend on the Company's Common Stock (other than in shares of Common Stock).

Shares of Common Stock Reserved For Issuance; Shares of Common Stock Eligible for Sale; Dilution.

         As of April 30, 1996, the Company has an aggregate of approximately 57,300,000 issued and outstanding shares of Common Stock. In addition, the Company presently has reserved for issuance an aggregate of approximately 49,000,000 shares of Common Stock issuable pursuant to (i) outstanding vested and non-vested options, warrants and similar rights; (ii) conversion of outstanding convertible securities of the Company (including shares issuable upon conversion of the Company's preferred stock and the Note Shares); and (c) contingent obligations to issue additional shares. Subject to certain limitations, the persons holding options and convertible securities may obtain the shares of Common Stock underlying such options, warrants and convertible securities at any time. The issuance of a large number of shares of Common Stock would dilute the percentage interest of other existing stockholders of the Company.

         Pursuant to the Company's Restated Certificate of Incorporation, the Company currently has 99 million authorized shares of Common Stock. In order to ensure that the Company had the sufficient amount of Common Stock reserved for the issuance of the Note Shares, Vanguard and certain officers of the Company waived their respective rights to receive an aggregate of 7,435,500 shares of the Company's Common Stock pursuant to certain options and other agreements. The Company intends to seek stockholder approval to amend its Restated Certificate of Incorporation to increase its number of authorized shares of Common Stock to an amount in excess of the amount which will be required to allow the Company to reserve for issuance (i) the full number of the waived shares, (ii) the S-C Rig Warrant Shares and (iii) the Series N Shares (as defined under "Business - Recent Events"). The waived shares include 900,000 shares of Common Stock issuable to Vanguard during the next three years pursuant to the Management Agreement and 5,285,500 shares issuable upon the exercise of the Vanguard Options (collectively, the "Waived Shares"). In the event the Company does not reserve by August 30, 1996 a sufficient number of the shares of Common Stock to allow the issuance of all of the Waived Shares, none of the Waived Shares will be issuable and in lieu of such issuance, the Company will be required to pay Vanguard, as liquidated damages, an amount equal to the fair market value of the Waived Shares.

         The Company has in the past registered for offer and sale under the Securities Act certain of the issued and outstanding shares of Common Stock and certain of the shares of Common Stock issuable upon the exercise or conversion, as applicable, of outstanding options, warrants and convertible securities held by the Company's stockholders, including certain officers, directors, employees and "affiliates" of the Company (as such term is defined pursuant to the Exchange
Act). The sale of such shares would have been subject to substantial limitations in the absence of such registration. A substantial number of such shares may still be held by the registered holders thereof and available for resale under currently effective registration statements. In addition, certain stockholders of the Company hold the right (subject to certain conditions) to require that the Company register for offer and sale issued and outstanding shares of Common Stock and/or shares of Common Stock issuable upon the exercise or conversion, as applicable, of options, warrants and convertible securities. Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock and, in the case of convertible securities, may effect a dilution of the book value per share of Common Stock, depending upon the timing of any such sales.

                                   BUSINESS

         The Company is a provider of wireless communications services for mobile business users. Since 1992, the Company has devoted substantial financial and management resources to the development of GEONET, its a low cost, high quality integrated digital voice and data wireless communications network. The Company started providing commercial services in: Philadelphia in January 1996; Washington, Baltimore and New York in March 1996; Boston in April 1996; and Miami in May 1996. The Company intends to offer GEONET in a number of other cities in the northeastern United States, including Miami and Dallas by the Summer of 1996 and in a total of 36 markets by the end of 1997. Each market will consist of a major United States city and its surrounding area. In certain markets, the Company may also offer its services regionally.

         The Company, through operating subsidiaries, also provides analog wireless mobile communications services to approximately 70,000 business subscribers in the United Kingdom and Germany. The Company is also engaged in the manufacture and sale of (i) telephone and facsimile peripherals and sound and communications equipment through Bogen Communications International, Inc. and (ii) equipment for the mobile data market through GMSI, Inc. These operations currently generate substantially all of the Company's operating revenues.

Recent Events

         On May 29, 1996, the Company entered into a Subscription Agreement with Renaissance Fund LDC and the Charles Bronfman Family Trust (collectively and together with their permitted assigns, the "Series N Investors") pursuant to which the Company agreed to sell and the Investors agreed to purchase 45,000 units (the "Units") for an aggregate purchase price of $45.0 million dollars. Each Unit consists of (i) one share of the Company's Series N Cumulative Convertible Preferred Stock (the "Series N Stock") and (ii) warrants (the "Series N Warrants") to purchase thirty (30) shares of Common Stock. Pursuant to the Subscription Agreement, the Company may offer an additional 10,000 Units to the Series N Investors or to certain current stockholders of the Company.

         The Series N Stock being sold will be convertible at any time by the holder thereof into shares of Common Stock at a price of $11.00 per share of Common Stock. The Company will be able, at its option, to call the Series N Stock for mandatory conversion at any time after the second anniversary of the date of issuance of the Series N Stock in the event the average closing price of the Common Stock is greater than $17.75 (subject to certain adjustments for the number of shares outstanding) for any twenty consecutive trading days. In addition, annual dividends on the Series N Stock shall accrue at the rate of 10% and will be payable quarterly in shares of Common Stock until all the shares of Series N Stock have been converted. Each share of Series N Stock will entitle the holder thereof to certain voting rights, including the right to vote on all matters voted on by holders of Common Stock as if such Series N Stock had already been converted. The Series N Warrants will be exercisable at any time before the fifth anniversary of their issuance to purchase shares of Common Stock at an exercise price of $11 per share. The Series N Investors will have certain registration rights with respect to the shares of Common Stock issuable (i) with respect to dividends payable on the Series N Stock ("Dividend Shares"), (ii) upon conversion of the Series N Stock ("Conversion Shares"), and (iii) upon exercise of the Series N Warrants (the "Series N Warrant Shares" and collectively with the Conversion Shares and the Dividend Shares, the "Series N Shares").

         Consummation of the transactions contemplated by the Subscription Agreement is subject to (i) the approval by the Company's stockholders of an amendment to the Company's Restated Certificate of Incorporation to increase its number of authorized shares of Common Stock. There can be no assurance that the transactions contemplated by the Subscription Agreement will be consummated, or if consummated, as to the ultimate number of shares of Series N Stock and Warrants that will be issued.

                           DESCRIPTION OF THE NOTES

         The Notes were issued under an indenture dated as of March 5, 1996 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The definitions of certain capitalized terms used in the following summary are set forth below under "- Certain Definitions." References in this "Description of the Notes" to the "Company" mean the Company, but not any subsidiary of the Company, until a successor replaces the Company (or any previous successor) pursuant to the Indenture and, thereafter, means such successor.

General

         The Notes are unsecured senior subordinated obligations of the Company, limited to $75,000,000 aggregate principal amount. The Notes are subordinate in right of payment to all Senior Indebtedness of the Company, as described under "- Subordination" below. The Notes are issued only in registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the Notes is payable, and the Notes are transferable, at the office of the Company's agent in the City of New York located at the corporate trust office of the Trustee. In addition, interest may be paid, at the option of the Company, by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal

         The Notes will mature on February 15, 2001. From and after March 5, 1996, interest on the Notes accrues at the rate of 12% per annum (subject to adjustment) is payable on each February 15th and August 15th, accruing from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from March 5, 1996. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

         The Notes are not entitled to the benefit of any mandatory sinking fund.

Conversion

         Conversion Rights. Beginning on March 5, 1997, the Notes are convertible into Common Stock at any time prior to the close of business on the Business Day next preceding the Stated Maturity of principal at a conversion price equal to the lower of (i) $9.50 per share of Common Stock and
(ii) the weighted average market price of a share of Common Stock for the 10 Trading Day period immediately following June 3, 1996 but in no event less than $8.25 per share. The conversion price is subject to adjustment as described below. The right to convert Notes which have been called for redemption will terminate at the close of business on the Business Day next preceding the Redemption Date. See "- Optional Redemption" below.

         The conversion price is subject to adjustment upon the occurrence of certain events, including: (a) the payment of dividends and other distributions in Common Stock, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock or securities convertible into or exchangeable for shares of Common Stock at a price per share less than the current market price per share (determined as provided in the Indenture) to the extent that the below market portion of such issuances (together with the below market or above market portions (as the case may be) of all other below market issuances and all above market tender or exchange offers) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Indenture) of the Common Stock , (c) subdivisions and combinations of Common Stock, (d) distributions to all holders of Common Stock of evidences of the Company's indebtedness, shares of any class of its Capital Stock, cash or other assets (including securities, but excluding any dividend or distribution referred to in clause (a) or (c), any rights, options or warrants referred to in clause
(b) and any non-extraordinary cash dividends), (e) the issuance of shares of Common Stock or securities convertible into or exchangeable for Common Stock for a consideration per share less than the current market price per share (determined as provided in the Indenture) to the extent that the below market portion of such issuances (together with the below market or above market portions (as the case may be) of all other below market issuances and above market tender or exchange offers) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Indenture) of the Common Stock, (f) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months to all holders of Common Stock and (ii) the aggregate of any cash and the fair market value of other consideration paid in respect of any tender offer by the Company or any Subsidiary for the Common Stock and any purchase by the Company of shares of

Common Stock in the open market consummated within the preceding 12 months, exceeds 12.5% of the Company's current market capitalization, (g) the consummation of a tender or exchange offer made by the Company or any Subsidiary for the Common Stock or the purchase by the Company of shares of Common Stock in the open market to the extent the above market portion of such tender or exchange offers (together with the below market or above market portions (as the case may be) of all other above market tender or exchange offers and all below market issuances) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Indenture), (h) certain reclassifications and (i) certain other events that could have the effect of depriving holders of the Notes of the benefit of all or a portion of the conversion rights in respect of any Note. The events described in clause
(e) are subject to certain exceptions described in the Indenture, including, without limitation, (A) certain bona fide public offerings and private placements and (B) Common Stock (and options exercisable therefor) issued to the Company's directors, officer and employees under bona fide employee benefit plans in an aggregate amount not to exceed 1.0% of the Common Stock outstanding at the time of issuance.

         No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the conversion price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment. Moreover, no adjustment in the conversion price shall be required for any transaction in which holders of Notes are to participate on a basis and with notice that the Company's Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

         In addition to the foregoing adjustments, the Company, at its option, is permitted to make such reductions in the conversion price as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In case of certain consolidations or mergers of the Company or the sale or all or substantially all of the assets of the Company, each Note then outstanding shall thereafter be convertible only into the kind and amount of shares of stock or other securities or property receivable upon such consolidation, merger or sale by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

         No fractional shares of Common Stock will be issued upon conversion of the Notes. Instead of any fractional share which would otherwise be issuable upon conversion of any Note (or specified portion thereof), the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the Closing Price at the close of business on the day of conversion (or if such day is not a Trading Day, on the day immediately preceding such day). In the case of any Note which is surrendered for conversion during the period from the close of business on any regular record date through and including the next succeeding Interest Payment Date (other than any Note whose Maturity Date is prior to such Interest Payment Date), interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion and such interest shall be paid to the person in whose name such Note is registered at the close of business on such regular record date; provided, however, that Notes so surrendered for conversion shall (except in the case of Notes or portions thereof which have been called for redemption on a Redemption Date within such period) be accompanied by payment of an amount equal to the interest thereon. Except as described above, no interest on converted Notes will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

         Mandatory Conversion. The Notes are convertible, at the Company's option, from and after September 1, 1997, on the Business Day immediately following a Mandatory Conversion Calculation Period upon not less than five and not more than 10 Business Days notice in accordance with the Indenture to each holder of Notes at its address appearing in the security register. "Mandatory Conversion Calculation Period" is defined in the Indenture to mean any period during which (i) for twenty of the thirty immediately preceding Trading Days, the Closing Price of the Common Stock equaled or exceeded 160% of the conversion price and (ii) for the five immediately preceding Trading Days, the Closing Price of the Common Stock equaled or exceeded 160% of the conversion price.

Subordination

         The indebtedness represented by the Notes and the payment of the principal of and premium, if any, and interest on the Notes, and the amount, if any, of the repurchase price payable in respect of the Notes under "Change of Control" is, to the extent set forth in the Indenture, subordinate in right of payment to the prior payment in full of all Senior Indebtedness. Upon any liquidation, dissolution, winding up, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be first entitled to receive payment in full of all amounts due or to become due thereon before the holder of the Notes will be entitled to receive any payment for the principal of, premium, if any, or interest on the Notes, or the amount, if any, of the repurchase price payable in respect of the Notes under "-Change of Control." No payment on account of the principal of, premium, if any, or interest on the Notes, or on account of the purchase, redemption or other acquisition of the Notes shall be made in the event that there has occurred and is continuing a default in the payment of the principal of, premium, if any, or interest on any Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or any holder of any Note prohibited by the foregoing and such fact shall at or prior to the time of such payment have been made known to the Trustee or such holder, as the case may be, such payment will be paid over and delivered to the Company or in the case of any liquidation, dissolution, winding up, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, to the trustee in bankruptcy, receiver or other person making payment or distribution of the assets of the Company. For purposes of the subordination provisions, (a) the issuance and delivery of junior securities upon the conversion of the Notes shall not be deemed to constitute a payment or distribution on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase or other acquisitions of the Notes, and (b) the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of a Note will be deemed to constitute payment on account of the principal of such Note. The term "junior securities" is defined in the Indenture to mean (i) shares of any class of Capital Stock of the Company and (ii) securities of the Company which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in the Indenture.

         No provision contained in the Indenture or the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay, when due and payable, the principal of, premium, if any, and interest on the Notes to the holders thereof, (b) affect the relative rights against the Company of the holders of the Notes other than the holders of Senior Indebtedness, or (c) prevent the Trustee or the holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under the Indenture, of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such holder of Notes.

         As a result of the subordination provisions of the Indenture and the Notes, in the event of liquidation or insolvency, (a) creditors of the Company who are holders of Senior Indebtedness may recover more ratably than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and (b) the Company may be unable to meet its obligations fully with respect to the Notes.

         "Senior Indebtedness" is defined in the Indenture to mean the principal of and premium, if any, and interest on (a) all indebtedness of the Company for money borrowed, other than the Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except indebtedness that by the terms of the instrument or instruments (as such instrument or instruments may be amended from time to time pursuant to the terms thereof) by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or
(ii) ranks pari passu with the Notes, and (b) amendments, renewals, extensions, modifications, refinancings and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" when used with respect to the Company means (w) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (x) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, (y) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under GAAP and (z) any reimbursement obligation under bank letters of credit.

         The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness. The Company expects from time to time to incur additional Senior Indebtedness.

 Optional Redemption

         The Notes are redeemable at the option of the Company, in whole or in part, in principal amounts of $1,000 or any integral multiple of $1,000, at any time on or after February 15, 1999 upon not less than 30 nor more than 60 days' prior notice at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period beginning February 15 of the years indicated below:

                          Year          Redemption Price
                          ----          ----------------
                          1999              110.000%
                          2000              105.000%

         Any Notes called for redemption, unless surrendered for conversion by the close of business on the Business Day immediately preceding the date fixed for redemption, are subject to being purchased from the holder of such Notes at the redemption price by one or more investment banking firms or other purchasers who may agree with the Company to purchase such Notes and convert them into Common Stock.

Registration Rights

         In connection with the initial sale of the Notes, the Company entered into the Notes Registration Rights Agreement. Pursuant to the Notes Registration Rights Agreement, the Company agreed for the benefit of the holders of the Notes, that (i) it would, at its expense prior to May 5, 1996, file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Notes, (ii) prior to July 4, 1996, such Shelf Registration Statement would be declared effective by the Commission and (iii) the Company would maintain such Shelf Registration Statement continuously effective under the Securities Act until the last date on which any of the Notes constitute Registrable Securities as defined in the Notes Registration Rights Agreement. If the Company had failed to comply with clause (i) above then, at such time, the per annum interest rate on the Offered Notes would have increased by 50 basis points. Such increase would have remained in effect until the date on which such Shelf Registration Statement was filed, on which date the interest rate on the Offered Notes would have reverted to the interest rate originally borne by the Offered Notes plus any increase in such interest rate pursuant to the following sentence. If the Shelf Registration Statement had not been declared effective as provided in clause (ii) above, then, at such time, the per annum interest rate on the Offered Notes (which interest rate will be the original interest rate on the Offered Notes plus any increase on increases in such interest pursuing to the preceding sentence and this sentence) would have increased by an additional 50 basis points; provided that the interest rate would not have increased by more than 100 basis points pursuant to this sentence. Such increase or increases would have remained in effect until the date the interest rate on the Offered Notes would have reverted to the interest rate originally borne by the Offered Notes. The Company has satisfied its obligations under clauses (i) and (ii) by filing, and causing the Commission to declare effective, the Registration Statement of which this Prospectus is a part within the specified time periods. Pursuant to clause (iii) above, however, if the Company fails to keep the Shelf Registration Statement continuously effective for the period specified above and fails to cause such Registration Statement to again become effective within 90 days of such suspension event, then for the first 60 days following the day the Shelf Registration Statement is no longer effective the per annum interest rate on the Offered Notes will increase by 50 basis points per day and on each date thereafter that is the successive 60th day subsequent to such date the per annum interest rate on the Offered Notes will increase by 25 basis points per day and until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or (ii) the last date on which any of the Notes constitute Registrable Securities as defined in the Notes Registration Rights Agreement; provided, however, that the interest rate will not increase by more than 100 basis points pursuant to this sentence.

         The Company will provide to each holder of the Notes, copies of the prospectus, which will be part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells such Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Notes Registration Rights Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).

Certain Covenants

         Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes tendered by holders pursuant to such offer at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Company shall be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control

Purchase Date; provided, however, that upon the occurrence of a Change of Control of the type specified in clause (d) of the definition of a "Change of Control," the purchase price shall be equal to 100% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date.

         In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

         The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

         Reporting Requirements. The Company will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will be required to file with the Trustee and provide to each holder of Notes within 15 days after it files them with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after the Company would have been required to make such filing) copies of such reports and documents.

         Anti-Layering. The Company shall not incur or suffer to exist any indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other indebtedness of the Company.

Merger, Sale of Assets, Etc.

         The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation, the Company shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which the Company or such Subsidiary is merged or to which the properties and assets of the Company or such Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") (A) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (B) shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and (c) shall have provided for conversion rights described under "--Conversion--Conversion Rights"; and (b) immediately before and immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing.

         In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein.

Events of Default

         The following will be "Events of Default" under the Indenture:

                  (a) a default by the Company in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable (upon Stated Maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise); or

                  (b) a default by the Company in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days; or

                  (c) a failure of the Company to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture (other than a default specified in clause (a) or (b) above) which failure continues for a period of 30 days after written notice thereof requiring the Company to remedy the same shall have been given (i) to the Company by the Trustee or
(ii) to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

                  (d) a default or defaults by the Company or any Subsidiary of the Company under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which the Company or any Subsidiary of the Company then has outstanding indebtedness in excess of $5,000,000, individually or in the aggregate, and either (i) such indebtedness is already due and payable in full other than by reason of an acceleration or
(ii) such default or defaults have resulted in the acceleration of the maturity of such indebtedness; or

                  (e) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against the Company or any Subsidiary of the Company or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

                  (f) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company shall have occurred.

         If an Event of Default (other than as specified in clause (f) above) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (f) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

         After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all amounts due the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived pursuant to the terms of the Indenture.

         The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any existing defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

         No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or the Notes or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60 day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note, subject to applicable grace periods.

         During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

         If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

         The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any Default or Event of Default in such performance. The Company also is required to notify the Trustee within ten days of the occurrence of any Default or Event of Default.

Satisfaction and Discharge

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes upon the mandatory conversion thereof or when (a) either (i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) (A) have become due and payable, (B) will become due and payable at their Stated Maturity within one year, (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, or (D) are delivered to the Trustee for conversion in accordance with the Indenture, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Company has paid all other sums payable under the Indenture by the Company; (c) no Default or Event of Default under the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result thereof; and (d) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

         From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA, making provision with respect to the conversion rights of holders of Notes in the event of certain consolidations or mergers of the Company or the sale or all or substantially all of the assets of the Company or making any other change that does not adversely affect the rights of any holder of Notes, provided that the Company has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (b) change the currency in which any Notes or any premium or the interest thereon is payable or make the principal of, premium, if any, or interest on any Note payable in money other than that stated in the Note, (c) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (d) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (e) waive a default in payment with respect to the Notes, (f) reduce or change the rate or time for payment of interest on the Notes, (g) adversely affect the right to convert (but not to make an adjustment to the conversion price of) any Note (other than to make provision with respect to the conversion rights of holders of Notes in the event of certain consolidations or mergers of the Company or the sale or all or substantially all of the assets of the Company), or (h) modify or change any provision of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes.

The Trustee

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict or resign.

Governing Law

         The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

Certain Definitions

         "Board of Directors" means the board of directors of the Company or any duly authorized committee of such board.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, State of New York, are authorized or obligated by law, regulation or executive order to close.

         "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

         "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property in an amount which could then be paid by the Company as a "Restricted Payment" under the Indenture pertaining to the Company's 15% Senior Secured Discount Notes due 2005, or a combination thereof, and (ii) immediately after such transaction, the persons who, immediately prior to such transaction, beneficially owned the Voting Stock of the Company, beneficially own, in the aggregate, more than 50% of the total Voting Stock of the surviving or transferee corporation ("beneficially owned" shall have a meaning correlative to that of "beneficial owner" as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), provided, however, that no Change of Control will be deemed to occur pursuant to this clause (b) if (i) the surviving or transferee corporation has outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days to the extent that the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency), or (ii) the surviving or transferee corporation (A) does not have any outstanding debt securities that are rated by S&P, Moody's or any other rating agency of national standing at any time during a period of 90 consecutive days beginning on the date of such event (which period will be extended up to 90 additional days to the extent that any such rating agency has publicly announced that such corporation or debt thereof will be rated), after such date but during such period debt securities of such corporation having a maturity at original issuance of at least one year are rated Investment Grade by S&P or Moody's and remain so rated for the remainder of the period referred to in clause (i) of this proviso, and (B) as of the Trading Day immediately before and the Trading Day immediately after the date of such event, has Total Common Equity of at least $10,000,000,000 (provided that, solely for the purpose of calculating Total Common Equity as of such later Trading Day, the average Closing Price of Common Stock of such corporation will be deemed to equal the Closing Price of such Common Stock on such later Trading Day, subject to the last sentence of the definition of "Total Common Equity"); (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (d) the Common Stock of the Company shall be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association.

         "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time.

         "Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes, as set forth therein.

         "Maturity Date" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

         "Redeemable Capital Stock" means, with respect to any person, any shares of any class or series of Capital Stock that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed for cash or other assets (other than Capital Stock) prior to the Stated Maturity with respect to the principal of any Note or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity; provided, however, that any Capital Stock that would not constitute Redeemable Capital Stock but for provisions thereof giving holders thereof the right to require the repurchase or redemption of such Capital Stock upon the occurrence of a change in control or an event of default occurring prior to the final maturity of the Notes shall not constitute Redeemable Capital Stock if such Capital Stock specifically provides that the issuer thereof will not repurchase or redeem any such stock pursuant to such provisions prior to the repurchase of the Notes as are required to be purchased under "- Change of Control" or the payment of the Notes as may be required under "- Events of Default."

         "Redemption Date" means, with respect to any Note to be redeemed, the date fixed by the Company for such redemption pursuant to the Indenture and the Notes.

         "Redemption Price" means, with respect to any Note to be redeemed, the price fixed for such redemption pursuant to the terms of the Indenture and the Notes.

         "Securities Act" means the U.S. Securities Act of 1933, as amended.

         "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act.

         "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other indebtedness (including Redeemable Capital Stock), means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable (or, in the case of Redeemable Capital Stock, the first date on which such Redeemable Capital Stock is required to be redeemed).

         "Subsidiary" means, with respect to any person, a corporation 50% or more of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and over which such person exercises control, directly or indirectly, through one or more Subsidiaries. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

         "Total Common Equity" of any person means, as of any day of determination (and as modified for purposes of the definition of "Change of Control"), the product of (a) the aggregate number of outstanding primary shares of Common Stock of such person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person) and (b) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board of Directors in good faith and evidenced by a written opinion as to such value issued by an investment banking firm of recognized national standing.

         "Trading Day" means, with respect to a securities exchange or automated quotation system, a day on which such exchange or system is open for a full day of trading.

         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power (either separately or together with any other class or classes of Capital Stock) under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                            SELLING SECURITYHOLDERS

         The Notes were originally issued by the Company and sold by the Initial Purchaser in transactions exempt from the registration requirements of the Securities Act to certain Selling Securityholders hereunder each of which is an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act). Such Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and/or Note Shares.

         On February 23, 1994, the Company completed a private transaction pursuant to which it issued and sold to Vanguard, who is a Selling Shareholder hereunder, 2,500,000 shares of Common Stock. The aggregate gross proceeds to the Company from the issuance and sale of such Common Stock was $30,000,000. In connection with such transaction, the Company entered into the Management Agreement pursuant to which the Company is obligated to issue to Vanguard 300,000 shares of Common Stock per year for a five year period in exchange for certain consulting services provided to the Company by Vanguard. Of the 1,500,000 shares of Common Stock issuable to Vanguard pursuant to the Management Agreement, 600,000 of such shares have been issued to date. Also in connection with such transaction, the Company granted Vanguard the Vanguard Options to acquire an aggregate of 5,285,500 shares of Common Stock. The Vanguard Options carry the following terms: (i) the Series A Vanguard Option entitles Vanguard to purchase an aggregate of 1,000,000 shares of Common Stock and is exercisable, at any time and from time to time, prior to September 1, 1996 (the "Series A Expiration Date") at an exercise price of $15.00 per share, subject to adjustments; (ii) the Series B Vanguard Option entitles Vanguard to purchase an aggregate of 1,714,200 shares of Common Stock and is exercisable, at any time and from time to time, prior to September 1, 1996 (the "Series B Expiration Date") at an exercise price of $16.00 per share, subject to adjustments, provided, however, that Vanguard in its sole discretion has the right, at any time prior to the Series B Expiration Date, to extend such expiration date to March 1, 1997, subject to an adjustment of the then applicable exercise price; and (iii) the Series C Vanguard Option entitles Vanguard to purchase an aggregate of 2,571,300 shares of Common Stock and is exercisable at any time and from time to time, prior to the earlier of the (a) first anniversary of the Series B Expiration Date as the same may have been extended, (b) if the Series A Option shall expire without being exercised in full, the Series A Expiration Date and (c) if the Series B Option shall expire without being exercised in full, the Series B Expiration Date, as the same may have been extended (the "Series C Expiration Date") at an exercise price of $17.00 per share, subject to adjustment, provided, however, that Vanguard in its sole discretion has the right, at any time prior to the Series C Expiration Date, to extend such expiration date by six months, subject to an increase in the then applicable exercise price. The Vanguard Options are exercisable, at the election of Vanguard, either in full or from time to time in part prior to the applicable expiration date; provided, however, that (i) if the Series A Option is not exercised in full prior to the Series A Expiration Date, then the Series B Option and Series C Option shall immediately terminate and (ii) if the Series B Option is not exercised in full prior to the Series B Expiration Date (as the same may have been extended) the Series C Option shall immediately terminate. If Vanguard fails to exercise any of the Vanguard Options, then the Management Agreement will immediately terminate. If Vanguard exercises the Series C Option in full prior to February 23, 1998, then the 300,000 shares to be issued pursuant to the Management Agreement on February 23, 1999 will be issued on February 23, 1998.

         On May 25, 1995, the Company completed a private transaction pursuant to which it issued and sold to Vanguard 531,463 shares of Series L Preferred Stock. The aggregate gross proceeds to the Company for the issuance and sale of such Series L Preferred Stock was approximately $5,000,000. The shares of Series L Preferred Stock issued and sold to Vanguard are immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $9.408 stated value per share of the Series L Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series L Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.408 per share, subject to certain adjustments.

         In December, 1993, the Company completed a private transaction pursuant to which it issued and sold to S-C Rig 444,445 shares of Series H Preferred Stock. The aggregate gross proceeds to the Company for the issuance and sale of such Series H Preferred Stock was approximately $40,000,000. The shares of Series H Preferred Stock issued and sold to S-C Rig are immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $90.00 stated value per share of the Series H Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series H Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.00 per share, subject to certain adjustments.

         On December 1, 1994, the Company completed a private transaction pursuant to which it issued and sold to S-C Rig 20 shares of Series I Preferred Stock. The aggregate gross proceeds to the Company for the issuance and sale of such Series I Preferred Stock was approximately $10,000,000.00. The shares of Series I Preferred Stock issued and sold to S-C Rig are convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $500,000.00 stated value per share of the Series I Preferred

Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series I Preferred Stock through the last dividend payment date by (ii) a conversion price of $11.75 per share, subject to certain adjustments.

         On April 26, 1996, the Company completed a private transaction pursuant to which the Company issued to William MacDermott, Hugh P. Taylor, William Zimsky and Judy C. Cohen (collectively, the "MacDermott Shareholders"), each of whom is a Selling Shareholder hereunder, an aggregate of 190,988 shares of Common Stock in exchange for 100% of the issued and outstanding stock of MacDermott Communications, Inc.

         This Prospectus also concerns, pursuant to Rule 416 of the Securities Act, the offer and sale by the Selling Securityholders of any and all shares of Common Stock issued with respect to the Securities as a result of stock-splits, stock dividends and anti-dilution provisions.

         The Selling Shareholders are listed below. Included below concerning each Selling Shareholder beneficially owning Notes or Shares, as applicable, is (i) a table showing the total amount and percentage of the Notes beneficially owned by such person, the amount subject to sale hereunder and the resulting amount and percentage if all Notes offered hereby which are owned by such person are sold, and (ii) a table showing the total amount and percentage of the Shares beneficially owned by such person, the amount subject to sale hereunder, and the resulting amount and percentage if all Shares offered hereby which are owned by such person are sold.

         None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Securities since the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.

                                                                NOTES

                                     Pre-Offering (1)                                                          Post Offering (2)
                  ----------------------------------------------------                                    --------------------------


                        Principal Amount                               Principal Amount       Principal Amount
                        at Maturity of                                 At Maturity of         at Maturity of
Selling                 Notes                   Percentage             Notes                  Notes                     Percentage
Securityholder          Beneficially Owned      of Class (3)           Being Sold             Beneficially Owned        of Class (3)
- --------------          ------------------      ------------           --------------------   ------------------        ------------
Halifax Fund L.P.              $500,000                   *                   $500,000                   0                       0%

Wrapone & Co.,
nominee for IDS
Life Managed
Portfolio(4)                   $250,000                   *                   $250,000                   0                       0%

Salkeld & Co.,
nominee for IDS
Extra Income
Fund, Inc.(5)                 $5,000,000                6.7%                 $5,000,000                  0                       0%

Cockatoo & Co.,
nominee for IDS
Managed
Retirement Fund,
Inc.(5)                       $3,000,000                4.0%                 $3,000,000                  0                       0%

Wrapfour & Co.,
nominee for IDS
Life Special
Income Fund,
Inc.(5)                       $5,000,000                6.7%                 $5,000,000                  0                       0%

Wraptwo & Co.,
nominee for IDS
Life Managed
Fund, Inc.(5)                 $2,000,000                2.7%                 $2,000,000                  0                       0%



                                                                 29





Salkeld & Co.,
nominee for IDS
Bond Fund, Inc.(5)
                              $5,000,000                6.7%                 $5,000,000                   0                      0%
Hare & Co.,
nominee for
Oppenheimer
Champion Incom
Fund(6)                       $2,000,000                2.7%                 $2,000,000                   0                      0%

Hare & Co.,
nominee for
Oppenheimer
Strategic Income
Fund(6)                        $750,000                 1.0%                  $750,000                    0                      0%

Hare & Co.,
nominee for
Oppenheimer
Strategic Bond
Fund(6)                        $250,000                   *                   $250,000                    0                      0%

BEA Associates(7)             $6,000,000                8.0%                 $6,000,000                   0                      0%

Northstar
Investment
Management
Corp.(8)                      $3,000,000                4.0%                 $3,000,000                   0                      0%

CIP Capital,
L.P.(9)                       $1,000,000                1.3%                 $1,000,000                   0                      0%

GIBCO, nominee
for The Prudential
Series Fund, Inc.,
High Yield Bond
Portfolio (10)                $2,000,000                2.7%                 $2,000,000                   0                      0%

Deerway & Co.,
nominee for The
High Yield Income
Fund, Inc. (10)               $1,000,000                1.3%                 $1,000,000                   0                      0%

Gimlet & Co.,
nominee for
Prudential High
Yield Fund (10)               $12,000,000               16.0%                $12,000,000                  0                      0%

Merrill Lynch
Global Allocation
Fund, Inc.                    $20,750,000               27.7%                $20,750,000                  0                      0%

The Nicollet Fund
L.P.                          $1,500,000                2.0%                 $1,500,000                   0                      0%

Global Bermuda
Limited
Partnership                   $3,000,000                4.0%                 $3,000,000                   0                      0%

Lakeshore
International
Limited                       $1,000,000                1.3%                 $1,000,000                   0                      0%



                                                                 30


- ------------------
*Less than 1%

(1) Assumes none of the Notes offered by this Prospectus have been converted into Note Shares.

(2) Assumes the sale of all of the Notes offered by this Prospectus by the Selling Securityholders to third parties unaffiliated with the Selling Securityholders.

(3) These percentages are calculated in accordance with Section 13(d) of the Securities Act and the rules promulgated thereunder.

(4) IDS Life Managed Portfolio is a portfolio in the IDS Life Series Fund, Inc., (the "Insurance Life Fund") which is an investment company registered under the Investment Company Act of 1940, as amended. American Express Financial Corporation ("AEFC"), an investment adviser registered under the Investment Advisers Act of 1940, as amended, provides investment advisory services to the Insurance Life Fund and to certain other registered investment companies. AEFC is a wholly-owned subsidiary of American Express Company. The information set forth in the table with respect to IDS Life Managed Portfolio and the information set forth in this footnote was provided by AEFC.

(5) IDS Bond Fund, Inc., IDS Extra Income Fund, Inc,, IDS Managed Retirement Fund, Inc., IDS Life Special Income Fund, Inc., and IDS Life Managed Fund, Inc. are investment companies registered under the Investment Company Act of 1940, as amended, and are funds in the IDS Mutual Fund Group (collectively, the "IDS Funds"). AEFC provides investment advisory services to each of the IDS Funds and to certain other registered investment companies. The information set forth in the table with respect to each IDS Fund and the information set forth in this footnote was provided by AEFC.

(6) Oppenheimer Funds, Inc., an investment advisor, provides investment advisory services to each of Oppenheimer Champion Income Fund, Oppenheimer Strategic Income Fund and Oppenheimer Strategic Bond Fund (collectively, the "Oppenheimer Funds"). The information set forth in the table with respect to the Oppenheimer Funds and the information set forth in this footnote was provided by Oppenheimer Funds, Inc.

(7) BEA Associates, an investment advisor, is the beneficial owner of such securities which it holds for the following entities: The Common Fund, Connecticut Mutual Dimension Fund, BEA Income Fund, Inc. (formerly CSFB Income Fund), General Retirement System of the City of Detroit, Omaha Public School Employee Retirement System, BEA High Yield Portfolio, RJR Nabisco Domestic High Yield, SEI Institutional Managed Trust and VAIL. The information set forth in the table with respect to BEA Associates and the information set forth in this footnote was provided by BEA Associates.

(8) Northstar Investment Management Corp., an investment advisor, is the beneficial owner of such securities which it holds for Northstar Advantage High Total Return Fund, Northstar High Yield Annuity Fund and Northstar Multi-Sector Annuity Fund and the sub-advisor for the TD Partners Account. The information set forth in the table with respect to Northstar Investment Management Corp. and the information set forth in this footnote was provided by Northstar Investment Management Corp.

(9) Winston J. Churchill, principal of CIP Capital Management, the General Partner of CIP Capital, L.P., is a Director of the Company and Chairman of the Company's Board of Directors.

(10) The Prudential Investment Corporation, an investment advisor, provides investment advisory services to each of The Prudential Series Fund, Inc., High Yield Bond Portfolio, The High Yield Income Fund, Inc. and Prudential High Yield Fund (collectively, the "Prudential Funds"). The information set forth in the table with respect to the Prudential Funds and the information set forth in this footnote was provided by The Prudential Investment Corporation.

                                                              SHARES
                                  Pre-Offering (1)                                                     Post Offering (2)
                       -------------------------------------                                  -------------------------------------

                        Amount of                                      Amount of              Amount of
Selling                 Shares                  Percentage             Shares                 Shares                    Percentage
Securityholder          Beneficially Owned      of Class (3)           Being Sold             Beneficially Owned        of Class (3)
- --------------          ------------------      ------------           ----------             ------------------        ------------
Halifax Fund,
L.P.                           60,606(4)                  *              60,606                          0                       0%

Wrapone & Co.,
nominee for IDS
Life Managed
Portfolio(5)                   30,303(4)                  *              30,303                          0                       0%


                                                                 31




Salkeld & Co.,
nominee for IDS
Extra Income
Fund, Inc.(6)                1,378,560(7)               2.3%                  606,060                 772,500                   1.3%

Cockatoo & Co.,
nominee for IDS
Managed
Retirement Fund,
Inc.(6)                       363,636(4)                  *                   363,636                    0                       0%

Wrapfour & Co.,
nominee for IDS
Life Special
Income Fund,
Inc.(6)                       856,060(8)                1.5%                  606,060                 250,000                    *

Wraptwo & Co.,
nominee for IDS
Life Managed
Fund, Inc.(6)                 242,424(4)                  *                   242,424                    0                       0%

Salkeld & Co.,
nominee for IDS
Bond Fund, Inc.(6)            606,060(4)                1.0%                  606,060                    0                       0%

Hare & Co.,
nominee for
Oppenheimer
Champion Income
Fund(9)                       242,424(4)                  *                   242,424                    0                       0%

Hare & Co.,
nominee for
Oppenheimer
Strategic Income
Fund(9)                       780,909(10)               1.3%                   90,909                 690,000                   1.2%

Hare & Co.,
nominee for
Oppenheimer
Strategic Bond
Fund(9)                       37,803(11)                  *                    30,303                  7,500                     *

BEA Associates(12)           1,898,324(13)              3.2%                  727,272                1,171,052                  2.0%

Northstar
Investment
Management
Corp.(14)                     686,136(15)               1.2%                  363,636                 322,500                    *

CIP Capital
L.P.(16)                      779,638(17)               1.3%                   121,212                 658,426                  1.1%

GIBCO, nominee
for the Prudential
Series Fund, Inc.,
High Yield Bond
Portfolio(18)                 242,424(4)                  *                    242,424                    0                      0%

Deerway & Co.,
nominee for the
High Yield Income
Fund, Inc.(18)                121,212(4)                  *                    121,212                    0                      0%



                                                                 32





Gimlet & Co.,
nominee for
Prudential High
Yield Fund(18)               1,454,545(4)               2.5%                  1,454,545                   0                      0%

Merrill Lynch
Global Allocation
Fund, Inc.                   5,515,151(19)              8.8%                 2,515,151                3,000,000                 4.8%

The Nicollet Fund
L.P.                          181,818(4)                  *                    181,818                    0                      0%

Global Bermuda
Limited
Partnership                   363,636(4)                  *                    363,636                    0                      0%

Lakeside
International
Limited                       121,212(4)                  *                    121,212                    0                      0%

Vanguard Cellular
Systems, Inc.(20)            9,816,963(21)              14.6%                9,816,963                    0                      0%

S-C Rig
Investments-III,
L.P.(22)                   10,127,036(23)               15.0%                5,295,510              4,831,526                  7.2%

William                       97,404(24)                  *                    97,404                     0                      0%
MacDermott

Hugh P. Taylor                46,792(24)                  *                    46,792                    0                       0%

Judy Cohen                    23,396(24)                  *                    23,396                    0                       0%

Bill Zimsky                   23,396(24)                  *                    23,396                    0                       0%

- ------------------

* Less than 1%


(1) Assumes all of the Notes offered by this Prospectus have been converted into Note Shares at a conversion price of $8.25 per share.

(2) Assumes the sale of all Shares offered by this Prospectus by the Selling Securityholders to third parties unaffiliated with the Selling Securityholders.

(3) These percentages are calculated in accordance with Section 13(d) of the Securities Act and the rules promulgated thereunder, without giving effect to the 60 day limitation regarding conversion of exercise of convertible securities or warrants.

(4)      Consists entirely of Note Shares.

(5) IDS Life Managed Portfolio is a portfolio in the IDS Life Series Fund, Inc., (the "Insurance Life Fund") which is an investment company registered under the Investment Company Act of 1940, as amended. American Express Financial Corporation ("AEFC"), an investment adviser registered under the Investment Advisers Act of 1940, as amended, provides investment advisory services to the Insurance Life Fund and to certain other registered investment companies. AEFC is a wholly-owned subsidiary of American Express Company. The information set forth in the table with respect to IDS Life Managed Portfolio and the information set forth in this footnote was provided by AEFC.

(6) IDS Bond Fund, Inc., IDS Extra Income Fund, Inc,, IDS Managed Retirement Fund, Inc., IDS Life Special Income Fund, Inc., and IDS
         Life Managed Fund, Inc. are investment companies registered under the Investment Company Act of 1940, as amended, and are funds in the IDS Mutual Fund Group (collectively, the "IDS Funds"). AEFC provides investment advisory services to each of the IDS Funds and to certain other registered investment companies. The information set forth in the table with respect to each IDS Fund and the information set forth in this footnote was provided by AEFC.

(7) Consists of 606,060 Note Shares and 772,500 shares of Common Stock issuable upon the exercise of certain warrants exercisable at any time and from time to time prior to July 15, 2005 at an exercise price of $9.90 per share, subject to adjustments ("$9.90 Warrant Shares").

(8)      Consists of 606,060 Notes Shares and 250,000 $9.90 Warrant Shares.

(9) Oppenheimer Funds, Inc., an investment advisor, provides investment advisory services to each of Oppenheimer Champion Income Fund, Oppenheimer Strategic Income Fund and Oppenheimer Strategic Bond Fund (collectively, the "Oppenheimer Funds"). Oppenheimer Funds, Inc. also provides investment advisory services to Oppenheimer High Income Fund which holds warrants to acquire 52,500 shares of Common Stock. The information set forth in the table with respect to the Oppenheimer Funds and the information set forth in this footnote was provided by Oppenheimer Funds, Inc.

(10)     Consists of 90,909 Note Shares and 690,000 $9.90 Warrant Shares.

(11)     Consists of 30,303 Note Shares and 7,500 $9.90 Warrant Shares.

(12) BEA Associates, an investment advisor, is the beneficial owner of such securities which it holds for the following entities: The Common Fund, Connecticut Mutual Dimension Fund, BEA Income Fund, Inc. (formerly CSFB Income Fund), General Retirement System of the City of Detroit, Omaha Public School Employee Retirement System, BEA High Yield Portfolio, RJR Nabisco Domestic High Yield, SEI Institutional Managed Trust and VAIL. The information set forth in the table with respect to BEA Associates and the information set forth in this footnote was provided by BEA Associates.

(13) Consists of 727,272 Notes Shares and 1,171,052 shares of Common Stock issuable upon conversion of the Company's Series M Cumulative Convertible Preferred Stock.

(14) Northstar Investment Management Corp., an investment advisor, is the beneficial owner of such securities which it holds for Northstar Advantage High Total Return Fund, Northstar High Yield Annuity Fund and Northstar Multi-Sector Annuity Fund and the sub-advisor for the TD Partners Account. The information set forth in the table with respect to Northstar Investment Management Corp. and the information set forth in this footnote was provided by Northstar Investment Management Corp.

(15)     Consists of 363,636 Note Shares and 322,500 $9.90 Warrant Shares.

(16) Winston J. Churchill principal of CIP Capital Management, the General Partner of CIP Capital, L.P., is a Director of the Company and Chairman of the Company's Board of Directors. Mr. Churchill owns 375,704 shares of Common Stock and options which are currently exercisable to obtain 186,667 shares of Common Stock. In addition, Mr. Churchill disclaims beneficial ownership of 155,134 shares of Common Stock held by a trust for the benefit of Mr. Churchill's son.

(17) Consists of 121,212 Notes Shares, 647,626 shares of Common Stock and 10,800 shares of Common Stock issuable upon the exercise of certain outstanding options.

(18) The Prudential Investment Corporation, an investment advisor, provides investment advisory services to each of The Prudential Series Fund, Inc., High Yield Bond Portfolio, The High Yield Income Fund, Inc. and Prudential High Yield Fund (collectively, the "Prudential Funds"). The Prudential Investment Corporation also provides investment management services to General Motors Retirement Program for Salaried Employees High Yield Account which holds 90,000 $9.90 Warrant Shares. The information set forth in the table with respect to The Prudential Funds and the information set forth in this footnote was provided by The Prudential Investment Corporation.

(19)     Consists of 2,515,151 Note Shares and 3,000,000 $9.90 Warrant Shares.


(20) Haynes T. Griffin, the President of Vanguard, is a Director of the Company. Mr. Griffin holds options which are currently exercisable to purchase 20,000 shares of Common Stock.


(21) Consists of 2,500,000 shares of Common Stock, 1,500,000 Shares of Common Stock issued or issuable pursuant to the Management Agreement, 5,285,500 shares of Common Stock issuable upon exercise of the Vanguard Options and 531,463 Series L Shares.

(22) Purnendu Chatterjee, an affiliate of S-C Rig, is a Director of the Company. Dr. Chatterjee holds options which are currently accessible to purchase 20,000 shares of Common Stock. Dr. Chatterjee is also deemed to beneficially own options to purchase 400,000 shares of Common Stock held by one of his affiliates, Xtec International, Inc.

(23) Consists of 4,444,450 Series H Shares, 851,060 Series I Shares, 621,000 $9.90 Warrant Shares and 4,210,526 S-C Rig Warrant Shares.

(24)     Consists entirely of MacDermott Shares.

                             PLAN OF DISTRIBUTION

         The Notes are being registered to permit public secondary trading of the Notes by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Notes) in connection with the registration and sale of the Notes covered by this prospectus.

         The Company will not receive any of the proceeds from the offering of Notes by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes from whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes offered by them hereby will be the purchase price of such Notes less discounts and commissions, if any.

         The Notes may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commission in connection therewith.

         The Initial Purchaser has advised the Company that it may, from time to time, act as a broker or dealer with respect to trading of the Notes; however, it is not obligated to do so and any such activity may be discontinued at any time without notice, in the sole discretion of the Initial Purchaser. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Notes. See "Risk Factors - Lack of Public Market for the Notes; Liquidity."

         In order to comply with the securities laws of certain states, if applicable, the Notes will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Shares are being registered to permit public resale of the Shares by the Selling Shareholders from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Shares) in connection with the registration and sale of the Shares covered by this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

         Pursuant to this Registration Statement, the Shares may be sold by the Selling Shareholders from time to time while this Registration Statement is effective, on the PSE, NNM or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although none of the Selling Shareholders has advised the Company that it currently intends to sell the Shares pursuant to this Registration Statement, any Selling Shareholder may choose to sell all or a portion of their respective Shares from time to time in any manner described herein. The methods by which the Shares may be sold by the Selling Shareholders include: (i) ordinary brokerage transactions,
(ii) transactions which involve crosses or block trades or any other transactions permitted by the PSE or NNM (iii), purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Shares, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options (whether exchange-listed or otherwise), or (vii) any combinations of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Shareholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the Selling Shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other brokers or dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. The Shares held by the Selling Shareholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee of the Selling Shareholders. The Selling Shareholders and brokers and dealers through whom sales of Shares may be effected may be deemed to be "underwriters", as defined under the Securities Act, and any profits realized by them in connection with the sale of the Shares may be considered to be underwriting compensation.

         The Registration Rights Agreements pursuant to which the Notes, Note Shares, Vanguard Shares, Series L Shares, Series H Shares and Series I Shares are being registered for issuance or resale, as the case may be, provide that the Company will indemnify any such person deemed an underwriter and the Selling Securityholders (other than the MacDermott Shareholders) against certain liabilites, including civil liabilities under the Securities Act, or will contribute to payments such underwriters or Selling Securityholders may be required to make in respect thereof.


                                 LEGAL MATTERS


         The validity of the Notes and the Indenture will be passed upon by Robert Vecsler, Esquire, General Counsel of the Company.

                                    EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995, 1994 and 1993, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. In such report, Coopers & Lybrand L.L.P. states, that with respect to certain affiliated companies, their opinions are based upon the reports of other independent accountants.

===============================================================================

         No person is authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances or in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                   --------

                               TABLE OF CONTENTS

                                                                           Page
Additional Information...................................................     5
Incorporation of Certain Information by Reference........................     5
Address and Telephone Number.............................................     6
Risk Factors.............................................................     7
Business................................................................     17
Description of the Notes................................................     18
Selling Securityholders.................................................     28
Plan of Distribution....................................................     35
Legal Matters...........................................................     36
Experts.................................................................     36







===============================================================================

===============================================================================








                                    GEOTEK
                             COMMUNICATIONS, INC.





                   $75,000,000 aggregate principal amount of
                            12% Senior Subordinated
                          Convertible Notes due 2001

                          $75,000,000 of Common Stock

                       15,412,473 shares of Common Stock



                                 ------------


                                  PROSPECTUS

                              Dated: June 4, 1996



                                  ----------





===============================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Offered Notes offered hereby, other than underwriting discounts and commissions:

          Registration Fee--Securities and Exchange Commission.... $ 84,009.00
         *Blue Sky fees and expenses.............................. $  5,000.00
         *Accountants' fees and expenses.......................... $  5,000.00
         *Legal fees and expenses................................. $ 10,000.00
         *Printing and engraving expenses......................... $  5,000.00
         *Miscellaneous........................................... $  2,500.00
                                                                   -----------
                  Total........................................... $111,509.00
                                                                    ==========

- ------------------
* Estimate


Item 15. Indemnification of Directors and Officers.

         A. The Delaware Corporation Law provides that, to the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) which he was a party to by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         B. In addition, the Company has the power to indemnify any of the persons referred to above in connection with any such actions against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such actions, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Notwithstanding the foregoing, in connection with any action or suit by or in the right of the Company to procure a judgment in its favor, the Company shall not make any indemnification as described above in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless or only to the extent that the Court of Chancery (in the State of Delaware) or the court in which such action or suit was brought shall determine, upon application, that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         C. The Company also has the power, under the Delaware Corporation Law, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any other liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

         D. The indemnification provided by or allowable pursuant to the Delaware Corporation Law shall or may, as applicable, continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.


Item 16. Exhibits and Financial Statement Schedules.

         (a)      Schedule of Exhibits.


  Exhibit
  Number    Exhibit

  4.1 Indenture, dated as of March 5, 1995, by and between the Company and the Trustee (the "Indenture"). (1)

  4.2       Form of Senior Note is included as an exhibit to the Indenture.

  4.3 Registration Rights Agreement, dated March 5, 1996, by and between the Company and Smith Barney Inc. (1)

  5*        Opinion and consent of Robert Vecsler, Esquire.

  12        Computation of the Ratio of Earnings to Fixed Charges.

  23.1      Consent of Coopers & Lybrand L.L.P. - Geotek Communications, Inc.

  23.2      Consent of Shachak Peer Reznick & Co. - PowerSpectrum
            Technology Ltd.

  23.3      Consent of Coopers & Lybrand - National Band Three Limited.

  23.4 Consent of Coopers & Lybrand L.L.P. -- Bogen Communications International, Inc.

  23.5      Consent of KPMG - Band Three Radio Limited.

  23.6      Consent of Coopers & Lybrand GmbH - Preussag Bundelfunk GmbH.

  23.7      Consent of Dusseldorfer Treuhand-Gesellschaft Altenburg & Tewes AG
            - DBF Bundelfunk GmbH & Co. Betriebs-KG.

  23.8      Consent of Deloitte & Touche - National Band Three Limited

  23.9* The consent of Robert Vecsler, Esquire to all references made to him in the Prospectus contained in this Registration Statement is included in his opinion filed as Exhibit 5 to this Registration Statement.

  24* The powers of attorney contained on the signature pages of this Registration Statement are hereby incorporated by reference.

  25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1.

- ------------------
* Previously filed.

         (1) Incorporated by reference from the Company's Current Report on Form 8-K dated March 4, 1996.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montvale, New Jersey, on May 31, 1996.

                       GEOTEK COMMUNICATIONS, INC.



                       By:      /s/ Yaron I. Eitan
                                -----------------------------------------------
                                Yaron I. Eitan
                                President, Chief Executive Officer and Director


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities indicated on May 31, 1996.


Signatures                          Title
- ----------                          -----


- --------------------------*         Chairman of the Board; Director
Winston J. Churchill

- --------------------------*         President and Chief Executive Officer
Yaron I. Eitan                      (Principal Executive Officer); Director

- --------------------------*         Director
Walter E. Auch


- --------------------------*         Director
George Calhoun

- --------------------------*         Director
Purnendu Chatterjee


- --------------------------*         Director
Haynes G. Griffin


- --------------------------*         Director
Richard Krants

Signatures                          Title
- ----------                          -----


- --------------------------*         Director
Richard T. Liebhaber


- --------------------------*         Director
Haim Rosen


- --------------------------*         Director
Kevin W. Sharer


- --------------------------*         Director
William Spier


- --------------------------*         Chief Financial Officer
Michael McCoy                        (Principal Financial Officer)



- --------------------------*         Chief Accounting Officer
Michael Carus                       (Principal Accounting Officer)


* Attorney-in-fact pursuant to power of attorney filed as part of this Registration Statement

/s/ Yaron I. Eitan
- ----------------------
Yaron I. Eitan

                                 EXHIBIT INDEX


Exhibit
Number   Exhibit
- -------  -------


12       Computations of the Ratio of Earnings to Fixed Charges.

23.1     Consent of Coopers & Lybrand L.L.P. - Geotek Communications, Inc.

23.2     Consent of Shachak Peer Reznick & Co. - PowerSpectrum Technology Ltd.

23.3     Consent of Coopers & Lybrand - National Band Three Limited.

23.4 Consent of Coopers & Lybrand L.L.P. -- Bogen Communications International, Inc.

23.5     Consent of KPMG - Band Three Radio Limited.

23.6     Consent of Coopers & Lybrand GmbH - Preussag Bundelfunk GmbH.

23.7 Consent of Dusseldorfer Treuhand-Gesellschaft Altenburg & Tewes AG - DBF Bundelfunk GmbH & Co. Betriebs-KG.

23.8     Consent Of Deloitte & Touche  - National Band Three Limited.

25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1.